SCHEDULE 14A
                                  (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.    )

Filed by the registrant /X/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            NYNEX Corporation
                 (Name of Registrant as Specified in Its Charter)

                    (Name of Person(s)Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
    /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2).
    / / $500 per each party to the controversy pursuant to Exchange Act Rule14a-6(i)(3).
    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transactions applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

    (4) Proposed maximum aggregate value of transaction:



1Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, schedule or registration statement no.:

    (3) Filing party:

    (4) Date filed:

Proxy Statement


1993 Consolidated Financial
Statements

NYNEX (logo)


NYNEX Corporation
1113 Westchester Avenue
White Plains, New York  10604




Notice of Annual Meeting of Share Owners

The 1994 Annual Meeting of Share Owners of NYNEX Corporation ("NYNEX") will be held at the Westchester County Center, Tarrytown Road, White Plains,
New York, on Wednesday, May 4, 1994 at 10:30 A.M., for the following purposes:

/ /   To elect five Directors;

/ /   To ratify the appointment of auditors to audit NYNEX's consolidated financial statements for the fiscal year 1994;

/ /   To approve the NYNEX 1995 Long Term Incentive Program; and

/ /   To act upon such other matters, including five Share Owner proposals regarding the classified Board of Directors, charitable contributions, number of Director nominees, a Board health care committee and a facilities closure committee as may properly come before the Meeting.

Holders of record of shares of Common Stock of NYNEX at the close of business on Monday, March 7, 1994 will be entitled to vote at the Meeting and any adjournment thereof.




R. F. Burke
Executive Vice President,
General Counsel and Secretary
March 21, 1994


YOUR VOTE IS IMPORTANT

Whether or not you intend to be present at the Meeting, please sign and date the enclosed proxy and return it in the enclosed prepaid envelope.

Table of Contents


Proxy Statement

Voting of Shares                                           1

Stock Ownership of Directors and Executive Officers        2

Board of Directors                                         2

Election of Directors (Item A on Proxy Card)               3

Ratification of Appointment of Auditors
(Item B on Proxy Card)                                     6

Board of Directors/ Proposal to Approve the 1995
Long Term Incentive Program (Item C on Proxy Card)         6

Share Owners' Proposals: (Items 1-5 0n Proxy Card)

#1 Repeal of Board Classification                          8

#2 Charitable Contributions Listing                        9

#3 Increase Number of Director Nominees                    10

#4 Board Health Care Committee                             11

#5 Facilities Closure Committee                            11

Other Matters to Come Before the Meeting                   12

Submission of Director Nominations, Proposals or
Other Business at Share Owner Meetings                     12

Executive Compensation:
Committee on Benefits Report on Executive Compensation     13

Summary Compensation Table/1993 Option Exercises           16

1993 Option Grants/1993 Long Term Awards                   17

Pension Table                                              18

Executive Retention Agreements and
Executive Severance Pay Plan                               18

Share Owner Return Performance Graph                       19

Other Information                                          19

1993 Consolidated Financial Statements

Financial Table of Contents                                20


                                                     page 1   Proxy Statement
                                                              NYNEX

Proxy Statement

This proxy statement and the accompanying proxy voting instruction card ("proxy card") are being mailed beginning March 21, 1994 to owners of shares of Common Stock ("Shares") of NYNEX Corporation ("NYNEX") in connection with the solicitation of proxies by the Board of Directors for the 1994 Annual Meeting of Share Owners ("Meeting") in White Plains, New York. This proxy procedure is necessary because many of NYNEX's Share Owners, who live throughout the United States and in many foreign countries, will not be able to attend the Meeting. Proxies are solicited to give all Share Owners an opportunity to vote. Shares can be voted at the Meeting only if the Share Owner is represented by proxy or is present in person (see "Voting of Shares" below).

If you plan to attend the Meeting, please mark the ticket request box on the proxy card and return it promptly so that your ticket can be mailed to you in advance of the Meeting. Share Owners who do not have admission tickets will be admitted upon presentation of identification at the door if there is sufficient room after ticket holders are seated.

Your vote is important. Any proxies or ballots received subsequent to the adjournment of the Meeting will not be included in the vote tabulation. Accordingly, whether or not you plan to attend the Meeting, you are urged to execute and return the accompanying proxy card as soon as possible. If you do attend, you may vote by ballot at the Meeting, thereby canceling any proxy vote previously given.

Highlights of the Meeting will be included in the Quarterly Report mailed to Share Owners in August.

Share Owners who are receiving more than one Summary Annual Report may discontinue mailing of the duplicate copies by marking the appropriate box on the proxy card of the selected accounts. This will help reduce the expense of printing and mailing duplicate materials but will not affect the mailing of dividend checks, dividend reinvestment statements, special notices and proxy materials.

VOTING OF SHARES
The holders of a majority of the outstanding Shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Share represented is entitled to one vote on all matters properly brought before the Meeting. Where a quorum is present, the vote of the holders of a majority of Shares present in person or by proxy and entitled to vote will decide any question voted upon and the five nominees for Director receiving the highest number of votes will be elected as Directors. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote.
In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy
(so-called "broker non-votes"), those Shares will not be included in the vote totals and, therefore, will have no effect on the vote.


When proxies are returned properly executed, the Shares represented will be voted by the Proxy Committee of the Board of Directors in accordance with Share Owners' directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is executed and returned without specifying choices, the Shares will be voted by the Proxy Committee as recommended by the Board of Directors. A Share Owner giving a proxy has the power to revoke it at any time before it is voted at the Meeting by submitting a written revocation to NYNEX or by attending the Meeting and voting by ballot at the Meeting.

A Share Owner wishing to give a proxy to someone other than the Proxy Committee of the Board of Directors should cross out all three names appearing on the enclosed proxy card and insert the name(s) of another person or persons (not more than three). In addition, the "Vote Limitations" box should be marked. The executed proxy must be returned as indicated or presented at the Meeting by the Share Owner or the person(s) representing the Share Owner.

For a Share Owner who is a participant in the NYNEX Corporation Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full Shares in the participant's dividend reinvestment plan account as well as Shares registered in the participant's name.

For a Share Owner who is a participant in the NYNEX Corporation Savings Plan for Salaried Employees or the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees), the proxy will serve as a voting instruction for the trustees of those Plans. If proxies representing Shares in the NYNEX Corporation Savings Plan for Salaried Employees or the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees) are not executed and returned, those Shares will be voted by the trustees in the same proportion as the Shares for which executed proxies are returned by other participants.

In accordance with NYNEX's Policy on Confidential Voting, proxies, ballots and voting tabulations are available for examination only by the independent Inspector(s) of Election and tabulators. The vote of any Share Owner cannot be disclosed to the Board of Directors or management of NYNEX except as may be required by law and in other limited circumstances.

On January 31, 1994, there were 415,461,047 Shares outstanding and, to the knowledge of NYNEX, no person owned beneficially more than 5% of the outstanding Shares. Share holdings of NYNEX Directors and Executive Officers can be found on page 2 of this proxy statement.

A list of Share Owners eligible to vote will be available for examination by Share Owners for any purpose germane to the Meeting at 1113 Westchester Avenue, 3rd Floor, White Plains, New York, beginning April 20, 1994 through May 3, 1994, and at the Westchester County Center on the day of the Meeting, May 4, 1994.

page 2   Proxy Statement
         NYNEX

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth beneficial ownership of Shares of NYNEX Common
Stock by each Director, named Executive Officer, and all Directors and Executive Officers as a group, as of January 31, 1994. These Shares represent less than one percent of the outstanding shares of NYNEX Common
Stock.

                                              Beneficial Ownership
                                                          Shares Subject
                                    Total Number             to Options*
                                       of Shares        (included in Total)
John Brademas                            600                        0
Randolph W. Bromery                      795                        0
Raymond F. Burke                         79,750 (1)                 52,248
John J. Creedon                          2,306 (2)                  0
William C. Ferguson                      266,784 (1)                195,996
Stanley P. Goldstein                     2,300                      0
Helene L. Kaplan                         2,300                      0
Elizabeth T. Kennan                      1,009                      0
David J. Mahoney                         6,304                      0
Edward E. Phillips                       1,455                      0
Jeffrey S. Rubin                         37,263 (1)                 25,040
Frederic V. Salerno                      111,512 (1)                84,546
Ivan G. Seidenberg                       89,950 (1)                 70,180
Walter V. Shipley                        2,300                      0
John R. Stafford                         2,000                      0

All Executive Officers
and Directors (as a group)               742,442 (1)                518,138

Stock ownership guidelines were instituted in 1993 for all Executive
Officers. These guidelines require ownership of NYNEX stock equal to three times salary for the Chief Executive Officer; two times salary for a Vice Chairman and those Executive Officers reporting directly to the Chief Executive Officer; and one times salary for all other Executive
Officers.

* Shares subject to acquisition through exercise of stock options within 60 days.
<F01>
(1) Includes Shares held in the NYNEX Corporation Savings Plan for Salaried
    Employees.
<F02>
(2) Includes 1,700 NYNEX Shares held by a non-profit foundation with respect to which Mr. Creedon shares voting and investment power and as to which Mr. Creedon disclaims beneficial ownership.

BOARD OF DIRECTORS
The Board of Directors is responsible for the overall affairs of NYNEX, although it is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of NYNEX's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and other Officers at meetings of the Board of Directors and committees of the Board.

Regular meetings of the Board of Directors are held each month, excluding August, and special meetings are called when required. The Board of Directors held fourteen meetings in 1993. On average, the Directors attended approximately 92% of the aggregate number of meetings of the Board of Directors and committees of the Board; no Director attended fewer than 75% of such meetings.



The Board of Directors has adopted a tenure policy for Directors which establishes 70 as the retirement age for non-employee Directors, as well as for any Director who was the Corporation's Chief Executive Officer. A Director who reaches retirement age shall retire from the Board not later than the next Annual Meeting, regardless of any unexpired term of office. The policy also provides that a non-employee Director who discontinues his or her principal employment, business or professional relationship, or continues in less responsible capacity, shall offer to submit his or her resignation, but may, at the request of the Chairman of the Board following consultation with the Nominating and Board Affairs Committee, continue as a Director. A Director who is an Officer of the Corporation (other than the Chief Executive Officer) shall resign at the same time as he or she ceases to be an Officer.

COMMITTEES OF THE BOARD
The Board of Directors has established six standing committees: an Executive Committee, Audit Committee, Committee on Benefits, Nominating and Board Affairs Committee, Finance Committee and Public Responsibility Committee.

The Executive Committee, composed of one employee Director and four non-employee Directors, oversees activities in those areas not assigned to other committees of the Board of Directors and may exercise the full power and authority of the Board of Directors to the extent permitted by Delaware law. The Executive Committee held no meetings in 1993.

The Audit Committee, composed of four non-employee Directors, is responsible for recommending to the Board of Directors the accounting firm to be employed by NYNEX as its independent auditors. The Audit Committee's duties include consulting with NYNEX's independent auditors concerning the scope of the audit and reviewing the results of their examination. The
Audit Committee also consults with the independent auditors with regard to the adequacy of internal controls and meets with appropriate corporate personnel to review internal auditing programs and findings. In 1993, the Audit Committee held six meetings.

The Committee on Benefits, composed of four non-employee Directors, is responsible for reviewing and recommending to the Board of Directors compensation for Officers who are members of the senior management compensation group ("Senior Managers"), administering the NYNEX management incentive plans, keeping informed as to the administration and management of NYNEX's employee benefit plans, and insuring that the actions of Officers and benefit plan administrators are in the best interest of the participants in, and beneficiaries of, such benefit plans. The Committee on Benefits also approves or disapproves the presentation of proposed new trusteed employee benefit plans and material changes to such benefit plans to the Board of Directors and, further, recommends to the Board of Directors new benefit plans and programs, and amendments thereto, which exclusively benefit Senior Managers.

                                                     page 3   Proxy Statement
                                                              NYNEX

No member of the Committee on Benefits is eligible to receive benefits under any of such benefit plans. The Committee on Benefits met on five occasions in 1993.

The Nominating and Board Affairs Committee, composed of four non-employee Directors, makes recommendations to the Board of Directors concerning the selection of candidates as nominees for election as Directors and advises on all directorship practices. In recommending candidates for the Board of Directors, the Nominating and Board Affairs Committee seeks individuals who have the experience and expertise which will allow them to contribute significantly to the Corporation's success. The Nominating and Board Affairs Committee's goal is to create a Board that is diverse and balanced in its membership, consistent with NYNEX's equal employment opportunity policy. NYNEX Directors must have integrity and independence and be willing to represent all Share Owners rather than a special interest or constituency. Directors must also be willing to commit the necessary time and energy to prepare for, attend and participate in Board and Committee meetings. The Nominating and Board Affairs Committee held two meetings in 1993. Share Owners who wish to suggest qualified candidates should write to the Secretary of NYNEX Corporation at 1113 Westchester Avenue, White Plains, New York 10604, stating in detail the qualifications of such persons for consideration by the Nominating and Board Affairs Committee.

Compensation of Directors
Directors who are not employees receive an annual retainer of $25,000 and a fee of $1,200 for each Board of Directors and committee meeting attended. Non-employee Directors who serve as chairpersons of the committees of the Board of Directors receive an additional annual retainer of $3,000. Non-employee Directors may elect to defer the receipt of all or a part of their fees and retainers. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the average interest rate for ten-year
United States Treasury notes for the previous quarter.

Under the NYNEX Stock Plan for Non-Employee Directors ("Non-Employee Directors Stock Plan") each non-employee Director is granted 100 shares of NYNEX Common Stock on an annual basis. Non-employee Directors elected by the Board of Directors to fill vacancies and newly created directorships in the interim between Annual Meetings receive a pro-rated grant based upon the number of full or partial months such Director will serve between his or her election and the next Annual Meeting. A committee of the Board of Directors, consisting of not more than three Directors who are not eligible to receive grants under the Non-Employee Directors Stock Plan, was established to administer and interpret the Non-Employee Directors Stock Plan.

Non-employee Directors are entitled to reimbursement for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. In addition,


NYNEX provides non-employee Directors with travel accident insurance when on NYNEX business. The total cost of the travel accident insurance policy for 1993 was approximately $1,900.

Each non-employee Director who serves on the Board of Directors of NYNEX, or any of its subsidiaries, and retires from the NYNEX Board of Directors with a minimum of five years' combined service on such Boards as a non-employee Director qualifies for a yearly pension equal to 50% of the Director's annual retainer fee (excluding the retainer received for chairing a committee of the Board of Directors). Pension payments increase by 10% of the annual retainer fee for each additional year served up to 100% of such fee. The pension is adjusted to reflect the first subsequent increase, if any, in the annual retainer for service on the Board following the Director's retirement. Such pension is payable to a qualified Director upon (i) retirement from the NYNEX Board of Directors and (ii) the attainment of age 65.

Directors who are also employees of NYNEX or one of its subsidiaries receive no remuneration for serving as Directors.

ELECTION OF DIRECTORS
(Item A on Proxy Card)

The Board of Directors presently consists of thirteen members, divided into three classes, with the terms of each class staggered so that the term of one class expires at each Annual Meeting of Share Owners. Effective May 4, 1994, Mr. David J. Mahoney, a Director since 1983, will retire in accordance with the previously described tenure policy and it is anticipated that the Board of Directors will be reduced to twelve members.

The terms of Directors in one class, consisting of five Directors, expire at the 1994 Annual Meeting. Unless otherwise instructed on the proxy card, the Proxy Committee intends to vote for the election of the five nominees listed on the following pages to three-year terms expiring at the 1997 Annual Meeting, in each case subject to the tenure policy described on page 2 and until the Director's respective successor has been duly elected and qualified. These nominees have been selected by the Board of Directors on the recommendation of the Nominating and Board Affairs Committee. If you do not wish your Shares to be voted for particular nominees, please so indicate in the space provided on the proxy card.

If one or more of these nominees becomes unable or unwilling to serve at the time of the Meeting, the Shares represented by proxy will be voted for the remaining nominees and for any substitute nominee(s) designated by the Board of Directors or, if none, the size of the Board of Directors will be reduced accordingly. The Board of Directors does not anticipate that any nominee will be unable or unwilling to serve.

The following sets forth information regarding principal occupation, other major affiliations, NYNEX committee memberships and age, for the five nominees and each Director continuing in office.

page 4   Proxy Statement
         NYNEX


              NOMINEES FOR ELECTION AT THIS MEETING
- ------------------------------------------------------------------------------
CLASS I - To terms expiring at 1997 Annual Meeting
- ------------------------------------------------------------------------------
              John Brademas, President Emeritus, New York University since
              1992; President (1981-1992). Director of Loews Corporation,
[Photo] Texaco Inc. and Scholastic, Inc. Director of NYNEX since 1991; member of Audit Committee and Public Responsibility
              Committee. Age 67.

              William C. Ferguson, Chairman of the Board and Chief Executive Officer of NYNEX since October 1989; President and Chief
[Photo] Executive Officer (June-September 1989); Vice Chairman of the Board (1987-1989). Director of General Re Corporation, CPC International Inc. and Viacom Inc. Director of NYNEX since 1987; Chairperson of Executive Committee. Age 63.

              Elizabeth T. Kennan, President of Mount Holyoke College since 1978. Director of Northeast Utilities, Kentucky Home Mutual Life Insurance Company, Kentucky Home Life Insurance Company, Putnam
[Photo] Funds, Inc. and Talbots Inc. Director of NYNEX since 1984; member of Nominating and Board Affairs Committee and Chairperson of Audit Committee. Age 56.

              Frederic V. Salerno, Vice Chairman of the Board-Finance and Business Development of NYNEX; President of NYNEX
              Worldwide Services Group, Inc. (1991-March 1994);
              President and Chief
[Photo] Executive Officer of New York Telephone Company (1987-1991). Director of Avnet Inc., The Bear Stearns Companies Inc. and Viacom Inc. Director of NYNEX since 1991; member of Finance Committee. Age 50.

              John R. Stafford, Chairman of the Board, President and Chief Executive Officer of American Home Products Corporation since 1986; President (1981-1990; 1994-). Director of AlliedSignal
[Photo] Inc., Chemical Banking Corporation and Metropolitan Life Insurance Company. Director of NYNEX since 1989; member of Committee on Benefits and Finance Committee. Age 56.

              Incumbent Members of Board of Directors
- -------------------------------------------------------------------------------
              CLASS II - Terms expiring at 1995 Annual Meeting
- -------------------------------------------------------------------------------

              Stanley P. Goldstein, Chairman of the Board and Chief Executive Officer of Melville Corporation since 1987; President
[Photo] (1985-1993). Director of NYNEX since 1990; member of Audit Committee and Finance Committee. Age 59.

                                                     page 5   Proxy Statement
                                                              NYNEX

              Edward E. Phillips, Retired Chairman of the Board of New England Mutual Life Insurance Company (1978-July 1993);
              Chief Executive Officer (1978-1991). Director of New England Investment
[Photo] Companies. Director of NYNEX since 1983; member of Executive Committee, Finance Committee and Chairperson of Nominating and Board Affairs Committee. Age 66.

              Walter V. Shipley, Chairman of the Board and Chief Executive Officer of Chemical Banking Corporation since January 1, 1994; President (1992-1993); Chairman of the Board and
              Chief Executive
[Photo] Officer (1983-1991). Director of Champion International Corporation and The Reader's Digest Association, Inc. Director of NYNEX since 1983; member of Executive Committee, Nominating and Board Affairs Committee and Chairperson of Finance Committee. Age 58.

- -------------------------------------------------------------------------------
              CLASS III - Terms expiring at 1996 Annual Meeting
- -------------------------------------------------------------------------------

              Randolph W. Bromery, President, Springfield College since 1992. Commonwealth Professor Emeritus, University of Massachusetts-Amherst; Commonwealth Professor of Geophysics (1979-1992). President of Geoscience
              Engineering Corporation
[Photo] since 1983. Chancellor, Massachusetts Board of Regents of Higher Education (1990-1991). Interim President,
              Westfield State College (1988-1990). Director of Exxon Corporation, John Hancock Mutual Life Insurance Company and Chemical Banking Corporation. Director of NYNEX since 1986; member of Audit Committee and Public Responsibility Committee. Age 68.

              John J. Creedon, Consultant. Retired President and Chief Executive Officer of Metropolitan Life Insurance
              Company (1983-1989); Chairman of the Executive
              Committee (1989-1991). Director of Melville
              Corporation, Metropolitan Life Insurance
[Photo] Company, Praxair, Inc., Rockwell International Corporation, Sonat Inc. and Union Carbide Corporation. Director of
              NYNEX since 1983; member of Executive Committee,
              Committee on Benefits and Chairperson of Public
              Responsibility Committee. Age 69.

              Helene L. Kaplan, Of Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom since 1990. Counsel to the firm of Webster & Sheffield (1986-1990). Director of The May Department Stores
[Photo] Company, Chemical Banking Corporation, Metropolitan Life Insurance Company and Mobil Corporation. Director of
              NYNEX since 1990; member of Committee on Benefits and Public Responsibility Committee. Age 60.

              Ivan G. Seidenberg, President and Chief Operating Officer of NYNEX since March 1, 1994, Vice Chairman since 1991; Executive Vice President and President of NYNEX
              Worldwide Information and
[Photo] Cellular Services Group (1990-1991); Senior Vice President (1988-1990); Vice President (1986-1988). Director of
              Melville Corporation and Scholastic, Inc. Director of
              NYNEX since 1991; member of Public Responsibility
              Committee. Age 47.

page 6   Proxy Statement
         NYNEX

RATIFICATION OF APPOINTMENT OF AUDITORS
(Item B on Proxy Card)

Subject to Share Owner ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand, Certified Public Accountants, as independent auditors to audit the consolidated financial statements of NYNEX for the fiscal year 1994. Coopers & Lybrand has audited NYNEX's financial statements since NYNEX's incorporation in 1983.

One or more representatives of Coopers & Lybrand are expected to be present at the Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If Share Owners do not ratify the appointment of Coopers & Lybrand, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

Your Board of Directors recommends a vote FOR ratification.

DIRECTORS PROPOSAL TO APPROVE THE NYNEX 1995 LONG TERM INCENTIVE PROGRAM (Item C on Proxy Card)

Your Board of Directors recommends approval of the NYNEX 1995 Long Term Incentive Program (the "Incentive Program").

The purpose of the Incentive Program is to promote the long term financial interest of NYNEX by attracting, motivating and retaining individuals possessing outstanding ability and furthering the identity of interests of participating employees with those of the Share Owners. These individuals are the ones who are charged with the future success and prosperity of NYNEX and enhancing the value of NYNEX for the benefit of all Share Owners. NYNEX Share Owners have previously approved the NYNEX 1990 Long Term Incentive Program; the Incentive Program is a continuation of such program and includes, but is not limited to, the NYNEX Senior Management Long Term Incentive Plan, NYNEX Long Term Incentive Plan, NYNEX 1995
Stock Option Plan and the NYNEX 1987 Restricted Stock Award Plan. Awards currently outstanding under existing plans would not be affected.

The Incentive Program will be administered and interpreted by the Committee on Benefits ("Committee"), which is composed of not less than two
Directors, all of whom are "disinterested persons" within the meaning of the Securities Exchange Act of 1934. The Committee will designate the Officers and other management employees who will be the participants ("Participants") in the Incentive Program. Continued participation in the Incentive Program is subject to forfeiture in the event a Participant's employment with NYNEX is terminated. The Committee will have the power to rescind all rights to payments of any kind under the Incentive Program, exclusive of amounts voluntarily deferred, to those

Participants summarily dismissed for actions of a deliberate and detrimental nature to NYNEX.

The Committee will designate the amounts, if any, to be awarded ("Awards") to Participants and any conditions, limitations or restrictions it deems appropriate. Awards may include stock options ("Options"), Stock
Appreciation Rights ("SARs") (but only if granted in conjunction with Options), restricted shares of Common Stock ("Restricted Stock"), incentive compensation expressed in the form of shares of Common
Stock ("Performance Units") or other amounts that are valued, in whole or in part, by reference to shares of Common Stock ("Shares"). The Committee may make any Award in conjunction with any other award or compensation, including Awards previously made under the Incentive Program or any other plan.

The number of Shares subject to Awards shall not exceed one-half of one percent (0.5%) of the outstanding Shares as of the first day of each calendar year for which the Incentive Program is in effect, nor may the total number of Shares for which Options may be issued exceed 8,000,000, subject to adjustment as set forth in the Incentive Program. Shares delivered under the Incentive Program shall be authorized and unissued shares or treasury shares. All Shares available in any year which are not awarded under the Incentive Program shall be available for award in subsequent years. Any Shares subject to any Award which terminates by expiration, cancellation, forfeiture, surrender or otherwise without the issuance of such Shares or without payment therefor shall be available for future Awards under the Incentive Program.

The NYNEX 1995 Stock Option Plan (the "Plan") replaces the predecessor NYNEX 1990 Stock Option Plan, which will expire on December 31, 1994. The Plan limits the maximum number of Options that may be granted in any one year
(a) to the Chief Executive Officer of NYNEX and (b) to each of the other Executive Officers required to be named in NYNEX's proxy statement with respect to the preceding year, pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), to 10% of the total number of Options granted under the Plan in such year.
Options may be granted under the Incentive Program, in accordance with the NYNEX 1995 Stock Option Plan, either as Incentive Stock Options ("ISOs") which comply with the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, or Options which do not meet such requirements ("Nonstatutory Options"), or a combination of both. The purchase or option price per Share, as determined by the Committee, shall not be less than the fair market value of the Share on the date of the grant of the Option. The fair market value for this purpose is the mean of the high and low sales prices of the Common
Stock as quoted on the New York Stock Exchange Composite Transaction
Listing for the date as of which value is to be determined.

                                                      page 7  Proxy Statement
                                                              NYNEX

Except as described below, no Option shall be exercisable prior to the first anniversary of the date the Option is granted nor may an ISO be exercised later than the tenth anniversary of the date of its grant. The aggregate fair market value (determined as of the date the Option is granted) of the Shares for which any Participant may first exercise ISOs granted under the Incentive Program and all other stock option plans of NYNEX and/or its subsidiaries, in any calendar year, shall not exceed $100,000 or such other amounts or limitations as may be provided from time to time by the Code and any other regulations promulgated thereunder.

In instances where Shares have been surrendered in full or partial payment of an exercise, a new grant of Nonstatutory Options may be made concurrently, with the number of Options granted equal to the number of Shares surrendered. A grant made under these circumstances will be exercisable after six months, have an Option price equal to the fair market value of Common Stock on the date of the new grant and have the same expiration date as a Nonstatutory Option.

As noted earlier, SARs may be granted to Participants but only in conjunction with Options. An Option or portion thereof may be exercised through election of a SAR only if such Option or portion thereof has been designated as exercisable in this alternative manner, such Option or portion thereof is otherwise exercisable and the fair market value of a share of Common
Stock on the date of exercise exceeds the option price. Upon exercise of a SAR, a Participant will receive an amount in cash or Shares equal in value to the excess of the fair market value of the Common Stock on the date of exercise over the fair market value on the date of grant, multiplied by the number of Shares as to which the SAR is exercised.

Restricted Stock Awards may be granted under the Incentive Program in the form of shares of Common Stock and are contingent upon the future performance of the recipient or upon such other conditions as the Committee may deem appropriate. The Committee may change performance objectives from time to time to reflect significant unforeseen events or changes as the Committee, in its sole discretion, deems appropriate. The recipient of a Restricted Stock Award shall be entitled to receive dividends during the specified restriction period and shall have the right to vote the Shares as the Share Owner of record. Shares subject to restrictions established by the Committee may not be sold, exchanged, transferred, pledged or otherwise disposed of at any time prior to the lapse of such restrictions. Any attempt to dispose of the Shares in contravention of these terms shall be ineffective.

Performance Units may be granted under the Incentive Program expressed in terms of Shares. Incentive compensation is based on the achievement, within a specified performance period, of the financial and other performance objectives set by the Board of Directors. The portion of the units, if any, distributed at the end of the performance period will be determined by the degree to which specified financial goals and other objectives are met. Payment of Performance Units may be made in cash, shares of Common Stock or a combination of both.

In the event of a change in control of NYNEX, as defined below, the Incentive Program generally provides for the acceleration of applicable exercise dates and vesting periods for the various Options and other Awards granted to Participants under the Incentive Program. This is done so as to maintain the rights of the Participants. Thus, for example, outstanding Options and SARs would become immediately exercisable and restriction periods with respect to Restricted Stock would end. A change of control would occur if any person or group of persons becomes an owner of at least 15% of the NYNEX voting stock, any person or group of persons acquires at least 15% of the total voting power of NYNEX stock as a result of a tender offer not approved by the NYNEX Board of Directors, or during any period of 24 consecutive months members of the Board of Directors at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of existing Directors, cease to comprise a majority of the Board of Directors.

Effective January 1, 1994, Section 162(m) of the Code generally denies a tax deduction to any publicly-held corporation for compensation that exceeds
$1 million paid to any proxy-named executive in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code. Options granted under the Plan should qualify for the exemption as "performance-based compensation."

NYNEX believes that under current federal tax laws, the grant of Options, SARs, Restricted Stock and Performance Units will not result in any tax liability for NYNEX. NYNEX will be entitled to subsequent deductions to the extent, and only to the extent, that participants recognize ordinary income upon exercise of Options or SARs or distribution of Restricted Stock or Performance Units. A Participant must generally recognize ordinary income (i) equal to the difference between the exercise price and the fair market value of a Share on the date of exercise of a Nonstatutory Option or SAR, (ii) equal to the fair market value of Restricted Stock at the time the restrictions expire and (iii) equal to the cash received or the fair market value of stock received pursuant to the award of a Performance Unit or dividend equivalent payment at the time of such receipt. A Participant will generally have no taxable income upon exercising an ISO. If the Participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss. If such holding period requirements are not satisfied, the Participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or if less, the amount realized upon disposition) page 8 Proxy Statement
        NYNEX

over the option price. Any remaining gain is taxed as long or short term capital gain. Any payment, or acceleration of the payment, of Awards under the Incentive Program because of a change in control may cause part or all of the amount paid to be treated as an "excess parachute payment" under the Code which would not be deductible by NYNEX and would subject the employee to a 20% excise tax. Special tax rules and elections apply under certain circumstances which may affect the timing and the measurement of income recognized in connection with Awards under the Incentive Program, particularly in the case of Officers subject to
Section 16(b) of the Exchange Act, and which may affect the calculation of an employee's alternative minimum tax.

The Board of Directors may amend, suspend or terminate the Incentive Program or any portion thereof at any time. The Committee may amend the Incentive Program to the extent necessary for the efficient administration of the Incentive Program, to make it practically workable or to conform to the provisions of any federal or state law or regulation. No Award can be made under the Incentive Program after December 31, 1999. The Committee may amend the terms of any outstanding Award in any manner not inconsistent with the terms of the Incentive Program. In no event may any amendment, suspension or termination of the Incentive Program or any amendment of the terms of any Award impair the rights of any Participant without his or her consent, except that if the Participant, while otherwise eligible for payment or accrual of a benefit under the Incentive Program: (a) has, without the consent of the Company or any subsidiary, become associated with, is employed by, renders services to, or owns a substantial interest in any business that is competitive with the Company or its subsidiaries, or (b) has divulged or appropriated to his or her own use or to the use of others any secret or confidential information or knowledge pertaining to the business of the Company or its subsidiaries obtained by the Participant while employed by any of them, then his or her participation in the Incentive Program shall immediately cease and all undistributed Awards previously made to him or her under the Incentive Program and all rights to payments of any kind under the Incentive Program, exclusive of any amount voluntarily deferred, shall be immediately forfeited.

The foregoing description of the Incentive Program is qualified in its entirety by reference to the text of the NYNEX 1995 Long Term
Incentive Program, a copy of which has been filed with the Securities and Exchange Commission.

The Incentive Program was adopted by the Board of Directors, effective January 1, 1995, subject to the approval of the Share Owners.
Approval of the Incentive Program requires the affirmative vote of the holders of a majority of the Shares present, in person or by proxy, and entitled to vote at the Meeting.

Your Board of Directors recommends a vote FOR this proposal.


SHARE OWNERS' PROPOSALS

Proponents have stated they intend to have the following proposals presented at the Meeting. The Proposals and supporting statements are quoted below. Approval of a Share Owner Proposal serves only as a recommendation to the Board of Directors to take the necessary steps to initiate such action as called for. The Board of Directors has concluded it cannot support these proposals for the reasons given.

Share Owner Proposal 1:
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 120 shares of NYNEX Common Stock, has stated that she intends to have the following proposal presented at the Meeting.

"Resolved: 'That the shareholders of NYNEX recommend that the Board of Directors take the necessary steps to reinstate the election of directors annually, instead of the stagger system which was recently adopted.'"

The supporting statement by the proponent is:

"Reasons: 'Until recently, directors of NYNEX were elected annually by all shareholders.

'The great majority of New York Stock Exchange listed corporations elect all their directors each year.

'This insures that all directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

'Last year the owners of 46,826,981 shares, representing approximately 29.1% of shares voting, voted FOR this proposal.

'If you AGREE, please mark your proxy FOR this resolution.'"

Your Board of Directors recommends a vote AGAINST this proposal.

The Board of Directors notes that the proponent has submitted an identical proposal yearly, commencing with the 1988 Annual Meeting. The Board of Directors continues to believe, for reasons stated below, that a classified board is in the best interests of NYNEX and its Share
Owners.

Currently, under NYNEX's Classified Board Provision, the number of Directors in each class is as nearly equal in number as possible, with each Director serving for three years and with one class being elected each year. This provision is similar to those which have been adopted by the stockholders of many major corporations. In the opinion of the NYNEX Directors, a classified Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with NYNEX and its business will be on the Board of Directors at all times. The classified Board of Directors is also intended to prevent precipitous changes in the composition of the NYNEX Board and, thereby, page 9 Proxy Statement
                                                              NYNEX

serves to moderate those changes in NYNEX policies, business strategies and operations which the Board of Directors does not deem to be in the best interests of NYNEX and its Share Owners. Board classification is intended to encourage any person seeking to acquire control of the Corporation to initiate such an action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all NYNEX Share Owners.

If approved, the proposal would serve as a recommendation to the Board of Directors to take the necessary steps to reinstate the annual election of all Directors. Such steps would include the repeal of the Classified Board Provision in the NYNEX Restated Certificate of Incorporation, which requires the affirmative vote of fully 75% of the outstanding Shares entitled to vote at a subsequent meeting of Share Owners.

Your Board of Directors urges that Share Owners vote AGAINST this proposal.

Share Owner Proposal 2:
Mr. Hans R. Reinisch, 155 West 68th Street, New York, New York 10023, record owner of 800 shares of NYNEX Common Stock, has submitted the following proposal:

"Resolved: 'That the NYNEX Corporation specifically list in its annual report all donations and contributions made to charitable and not-for-profit organizations by NYNEX and its various subsidiaries such as New
England Telephone and New York Telephone, and that the total amount contributed during the course of the year be stated as a separate item in the financial tables of the annual report.'"

"Supporting Statement: 'At recent annual meetings a number of fellow shareholders strongly supported my contention that a list of charitable contributions could easily be printed on one page of the annual report, except for smaller matching contributions from employees. In annual reports of the corporation and its various subsidiaries several dozen pages of photography and art work are printed at great cost, providing no particular useful information to shareholders or potential investors, yet the Board and management continue to claim that it would be too "costly" and "burdensome" to provide only a one page listing of contributions.

'The claim of "cost" is an outright misrepresentation of the facts and is a blatant attempt to try and hide from as many shareholders as possible many of the questionable donations that are being made.

'For example, it is highly inappropriate for a $100,000 donation to have been made to a newly created charity, with no proven track record, whose founder was a just retired treasurer of the NYNEX Foundation and corporate secretary.

'Also, on one hand NYNEX officials refuse to contribute to Planned Parenthood because its policies are too controversial yet on the other hand are perfectly willing to support equally controversial institutions which are strongly opposed to a woman's right to choose.

'No, it is not our intention to question each and every contribution and decision made by the NYNEX Foundation. However, under a veil of secrecy lasting many years, a clear pattern of favoritism and questionable donations has emerged. Full disclosure in the annual report may induce the Foundation to be more even-handed and equitable in the distribution of funds, which after all belong to the shareholders. At the very least, the total amount distributed annually should be listed as a separate item in the annual report. Surely that cannot be considered too expensive from a printing point of view.

'The estimated $16 million distributed annually to charities in behalf of NYNEX shareholders should be done more wisely and equitably and the amounts made readily available in the annual report.'"

Your Board of Directors recommends a vote AGAINST this proposal.

The Board has long recognized that contributions information should be available to NYNEX Share Owners; however, the Summary Annual Report to Share Owners is intended to be a synopsis of business activity in a given year rather than a detailed accounting. Therefore, we have consistently highlighted and described NYNEX's philanthropic programs and contributions in the last three Annual Reports to Share Owners, with more information and complete lists available upon request. In 1993, the NYNEX family of companies made charitable grants totaling approximately $19 million, reflecting NYNEX's strong commitment to corporate social responsibility.

This year, as in 1993, the contributions are highlighted in the Summary Annual Report to Share Owners and are reported in more detail in a separate Corporate Responsibility Report describing the grant programs and the contribution guidelines pursuant to which these programs are selected. This report, which is available to all Share Owners, reflects the philanthropic practices of the NYNEX family of companies as well as those of NYNEX Foundation. Included in this report are lists of the charitable contributions made and financial details on our philanthropic programs. Specific listings of corporate contributions are also provided as required to federal and state regulatory agencies and are available to the public on request.

In light of the above, your Board of Directors urges that Share Owners vote AGAINST this proposal.

page 10 Proxy Statement
        NYNEX

Share Owner Proposal 3:
Mr. Richard A. Dee, 115 East 89th Street, New York, New York 10128, record owner of 128 shares of NYNEX Common Stock, has submitted the following proposal:

"Stockholders of publicly-owned corporations do not 'elect' directors. Directors are selected by incumbent directors and managements, and stockholders merely 'ratify' or approve those selections--in much the same way that they ratify selections of auditors.

"Approval of this proposal would provide the owners of NYNEX Corporation, its stockholders, a real opportunity each year to vote for and to elect, from a group of nominees, those director candidates whose qualifications and stated intentions they favor.

"The term 'Election of Directors' has been misused for many years in proxy materials to refer to the process by which directors are empowered. The term is not only inappropriate, it is misleading. When there is no choice of candidates, there is no election.

"Incumbent directors and managements anxiously protect their absolute power over corporate activities and corporate governance. The base of that power is control of board composition. By ignoring the 'elective process rights of stockholders' they preserve that absolute power--aided, unintentionally, by those stockholders who, lacking concern and/or knowledge, forgo their rights as corporate owners.

"Public officials are elected--and held accountable by constituents. Corporate directors take office unopposed--and answer only to fellow directors, most of whom are friendly top management folk moonlighting, very profitably, on one another's boards. Perhaps
'directors for hire' would be on fewer boards, and would devote more time to and serve more effectively their primary employers, if directors' fees went to those employers instead of to directors.

"As long as incumbents select only the number of so-called candidates as there are directorships to be filled, and as long as it is virtually impossible for stockholders to utilize successfully what is purported to be their right to nominate and elect directors, no practical means exists for stockholders to bring about director turnover.

"It is hereby proposed that the Board of Directors, at its next regular meeting, adopt a resolution requiring the Nominating and Board Affairs Committee to nominate twice as many candidates as there are board positions to be filled at each annual meeting of stockholders. In addition to customary Proxy Statement background information regarding nominees, a statement by each, indicating why he or she ought to be elected, shall be included."

"Although all nominees would continue to be selected by incumbents, approval of this proposal would enable stockholders to replace from one director to the entire board if they become dissatisfied with corporate activities, policies or performance. That's not a happy prospect even for those able to nominate all of their possible successors!

"NYNEX is incorporated in Delaware, a.k.a. 'Corporate Heaven'--which boasts a long and profitable history of 'stockholder abuse' based on its continual pandering to those who control corporations instead of those who own them. Delaware law, in many cases, places directors above stockholders, and enables them to deprive stockholders of their rights as corporate owners--forcing stockholders to beg to regain rights to which, by common law and by common sense, they are entitled."

"Please vote FOR this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

NYNEX believes that the appropriate role of the Directors is to provide the NYNEX Share Owners with a slate of Director candidates whom the Directors believe, in their best judgment, to be the most qualified and who are ready, willing and able to manage the affairs of NYNEX. It is not the role of the Directors to create a political environment, such as this proposal would foster, in which nominees compete with each other for the available directorships.

The Board of Directors views the present nominating process to be the most practical means of ensuring that individuals with appropriate qualifications continue to serve on the NYNEX Board of Directors. The Nominating and Board Affairs Committee of the Board serves a critical function for NYNEX and its Share Owners by selecting only those nominees possessing the quality and skills necessary and appropriate for service on the NYNEX Board. In this manner, the composition of the Board will remain diverse and balanced in experience and expertise.

To the extent that the NYNEX Share Owners wish to suggest qualified candidates, there are appropriate procedures in place, as set forth on page 3 of this proxy statement. Also, in this regard, liberalized proxy rules permit virtually unfettered discussion among Share Owners and a slate of Directors proposed by one or more Share Owners which could include nominees selected by the Directors as well as those selected by such Share Owners.

The present system of nominating a slate of Director candidates limited to the number of Directors to be elected is in keeping with the Board's fiduciary responsibility of advising Share Owners on matters upon which they are asked to vote. This proposal, if enacted, would preclude the Board from fulfilling its duty. The Board of Directors believes that the present nominating process should be preserved.

Your Board of Directors urges that Share Owners vote AGAINST this proposal.

                                                      page 11 Proxy Statement
                                                              NYNEX

Share Owner Proposal 4:
Mr. Peter Maher, 203 North Wyoming Avenue, No. Massapequa, New York 11758, owner of 240 shares of NYNEX Common Stock, has submitted the following proposal:

"Whereas the crisis in U.S. health care costs has led to a national policy debate and to legislative proposals, including the American Health Security Act (S. 491 and H.R. 1200) and the proposal of the Clinton Administration, which may significantly alter the regulatory environment with which the Company must deal; and

"Whereas it appears that health care reforms, if implemented, could result in significant cost savings which could assist the Company in improving profits, maintaining competitiveness, improving labor-management relations, and enhancing shareholder value;

"Therefore be it resolved: That the shareholders of the Corporation ('Company') request that the Board of Directors establish a Committee composed of four members of the Board, in order to evaluate the impact of various health care proposals on the Company, including the American Health Security Act and the proposal of the Clinton Administration and to prepare a report of its findings, for the purpose of:
(1) providing advice and information to the Board concerning strategic decisions, or other major policy decisions, that may be necessary to achieve significant cost savings in a reformed regulatory environment; and
(2) providing information to shareholders, who may request copies of the report, so that they may evaluate the potential impact of health care reform on the Company in making decisions to buy, sell or hold the Company's securities."

"Statement of support: The Company faces a unique opportunity to accrue significant cost savings, maintain competitiveness, improve labor-management relations, and enhance shareholder value.

"For example, in the Clinton Administration's materials concerning the economic effects of health care reform, which were reprinted by BNA's Health Care Policy Report on October 11, 1993, it is declared:

      "'the rising cost of health care is a hidden tax on employers--hurting business, depressing wages, limiting job creation and threatening our competitiveness. The bottom line is this: health care reform will lower business costs, raise wages and increase opportunities for workers.'"

"According to the Administration's materials reprinted by BNA, 'Businesses that currently provide insurance pay more than true cost since providers overcharge them to make up for care to the uninsured.' The materials also state that savings would be achieved by eliminating the cost of an estimated 20 million 'free riders' who 'are insured through a spouse's policy.' In addition, the Washington Post has reported
(September 25, 1993) that companies could save an estimated $4.5 to $5 billion a year under the Clinton health plan because it calls for government, rather than corporations, to pay the health care costs of those who retire before the age of 65.


"Under these circumstances, the Company will benefit from a thorough review of the health care reform options in order to insure that it avails itself of every opportunity to achieve cost savings that could improve the Company's profits, maintain competitiveness, improve labor-management relations, and enhance shareholder value."

"For the reasons stated above, we urge you to vote YES on this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

The cost of health care and the current national debate are of great concern to NYNEX and are matters that are continuously scrutinized. The Board of Directors believes that NYNEX has in place the processes and committees required to evaluate the impact of changes in national health care policy, the costs associated therewith and the ways in which such costs may be minimized. Accordingly, the Board of Directors does not feel that a special committee of the Board is necessary for this purpose. The
Committee on Benefits already exists to deal with such matters and advise the Board. In addition, Officers of NYNEX are providing the Directors with insights on national health care discussions in which NYNEX is participating.

NYNEX has participated, and continues to participate, in national health care discussions through, among other things, membership in the Employee Benefit Research Institute, which is exploring national health care issues, and the Washington Business Group on Health, which conducts surveys and produces reports on a wide variety of health care issues. In addition, Mr.
Ferguson, NYNEX's Chairman of the Board and Chief Executive Officer, is a member of the Business Roundtable's Staff Committee on Health, Welfare
& Retirement Income, which has made health care a top priority.

National health care policy is currently in a formative phase, with many divergent ideas and proposals being espoused. The Board of Directors is continuing to monitor national health care developments but does not believe another Board committee is appropriate or necessary.

Your Board of Directors urges that Share Owners vote AGAINST this proposal.

Share Owner Proposal 5:
Mrs. Susanne E. Riordan, 141 Columbia Heights, Apt 5c, Brooklyn, New York 11201, record owner of 281 shares of NYNEX Common Stock has submitted the following proposal:

"Be it resolved: That the shareholders request that the Board of Directors of the NYNEX Corporation (1) establish a Facilities Closure and Relocation of Work Committee composed of four outside Board members, two representatives of employees and two representatives of communities that have been affected by closures of facilities or relocations of work; (2) choose the non-Board members of that committee from a list of nominees to be submitted by the collective bargaining page 12 Proxy Statement
        NYNEX

representatives of the employees; and (3) give the Committee the task of weighing decisions on the closure of facilities and the movement of work, including decisions that will be made in the future, for the purpose of providing advice and information to the Board with respect to the impact of such decisions on the morale of the workforce, the communities in which the facilities of the Corporation are located, and the good will or loyalty of customers, so that the Board may evaluate management's performance in anticipating and minimizing such impacts."

"Statement of support: Corporate decisions concerning the closure of facilities and the relocation of work may adversely affect employee morale, the communities in which facilities are located and the good will or loyalty of customers. To the extent that such consequences may occur they represent intangible costs, which should be anticipated and minimized by management.

"On numerous occasions in the past several years, employees of the Corporation have been affected when their work sites have been closed and their work has been moved to other locations or ceased to exist. The morale of the affected employees, and other of the Corporation's employees, suffer as they must grapple with the prospect of moving from their homes and communities if they are offered work in the new locations, or attempt to transfer to other employment within the Corporation. For a company primarily engaged in providing a service to the public, where the employee is the interface between the public and the company, the repercussions of a demoralized workforce may be severe.

"The communities in which the facilities of the Corporation are located are homes to the Corporation's customers. These communities are peopled by individuals who have been loyal customers of the Corporation's services. Truly, these communities that house the Corporation's facilities are populated by stakeholders of the Corporation.

"The business and personal disruptions associated with facilities closure and work relocation are likely to intensify at the Corporation in the next few years. Like most providers of local telephone service across the country, NYNEX has embarked on a major program of workforce reduction and work consolidation which will ultimately affect tens of thousands of its employees, with important consequences to customers and the communities in which company facilities are now located.

"The Corporation would benefit from the input of a Committee structured to weigh objectively the impact on the Corporation of the movement of work or the closure of a facility. Such a committee, composed of employees and outside directors, would conduct its deliberations apart from immediate and short-run operating concerns and would focus on the larger concerns of the Corporation and its major constituents and stakeholders."

Your Board of Directors recommends a vote AGAINST this proposal.


In the opinion of the Board of Directors, the concerns expressed by the proponent are already being fully addressed. Furthermore, the Board is mindful of its obligation to represent all NYNEX stakeholders-customers, employees and Share Owners alike-and fails to see how a Committee, comprised of "affected" parties as proposed, could add objectivity to its deliberations.

The telecommunications industry has entered an era of intense competition spurred on by new technology and regulatory changes. As the proponent suggests, many telecommunications providers, NYNEX included, have embarked on programs of workforce reduction and job consolidation as a result of these technological advances and competitive forces. It is only after careful analysis by management and then with great reluctance that programs implementing workforce reduction or facility closure are enacted. These programs and their potential impact are reviewed with the Board.

NYNEX tries to administer these programs as compassionately as possible, working with the communities and employees alike to minimize the impact to the affected parties. Joint union/management committees such as the Joint Workforce Profile Committee and Technology Change Committee already exist to address these very issues which have been and remain major subjects of discussion during labor contract negotiations.

Your Board of Directors urges that Share Owners vote AGAINST this proposal.

OTHER MATTERS TO COME BEFORE THE MEETING
An address by the Chairman is planned, followed by a general discussion period during which Share Owners will have an opportunity to ask questions about the business of NYNEX.

If any matter not described herein should come before the Meeting, the Proxy Committee of the Board of Directors will vote the Shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, NYNEX knew of no other matters which might be presented for Share Owner action at the Meeting, with the exception of matters omitted from this proxy statement pursuant to the rules and regulations of the SEC.

SUBMISSION OF DIRECTOR NOMINATIONS, PROPOSALS
OR OTHER BUSINESS AT SHARE OWNER MEETINGS
Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of NYNEX Corporation, 1113 Westchester Avenue, White Plains, New York 10604, and must be received by November 21, 1994.

Share Owners who do not submit proposals for inclusion in the proxy statement but who intend to present a proposal, nomination for Director, or other business for consideration at any meeting of Share Owners are required to notify the Secretary of NYNEX of their intentions and provide certain other information in advance of such meeting, in accordance with the procedures detailed in the NYNEX By-Laws. Share Owners interested in making any nomination or proposal should request a copy of the By-Laws from the Secretary of NYNEX.

                                                      page 13 Proxy Statement
                                                              NYNEX

EXECUTIVE COMPENSATION:
COMMITTEE ON BENEFITS REPORT ON
EXECUTIVE COMPENSATION

To our Share Owners:
A primary role of the Committee on Benefits ("Committee") is to determine and oversee the administration of compensation for NYNEX's Executive Officers.
In this capacity, the Committee is dedicated to ensuring that NYNEX's compensation policies and practices are used effectively to support the achievement of NYNEX's short and long term business objectives. In carrying out its responsibilities, the Committee reviews the recommendations of compensation consulting firms engaged by NYNEX. There are several principles that guide the Committee in its decision-making capacity.
The Committee:

/ /   Maintains a total compensation perspective on executive pay in judging the appropriateness of rewards for NYNEX's Executive Officers.

/ /   Emphasizes a pay-for-performance philosophy, ensuring that overall compensation paid to Executive Officers reflects the fulfillment of NYNEX's key goals.

/ /   Supports the use of multiple compensation plans to optimize the role of the executive compensation program in balancing NYNEX's short and long term interests.

/ /   Targets executive compensation levels at rates that are consistent with levels at comparable companies ("Comparable Companies"), consisting of the six other Regional Holding Companies, as well as 166 large industrial companies with revenues in excess of $1 billion and 25 industrial companies with sales of approximately $15 billion, selected by compensation consulting firms advising the Committee.

/ /   Encourages NYNEX stock ownership by Executive Officers with the objective of strengthening the common interests of management and Share Owners, thereby promoting the maximization of Share Owner value.

NYNEX's Executive Officer compensation program is described below. The Committee believes that this program is structured to recognize the performance and contribution of individual Executive Officers, as well as to attract, retain and motivate top quality management talent and to support effectively NYNEX's business goals and human resources strategies.

DESCRIPTION OF EXECUTIVE COMPENSATION POLICIES
It is NYNEX's policy to target executive compensation to reflect compensation practices of Comparable Companies. This policy is implemented through a comprehensive compensation program consisting of elements to recognize individual merit, encourage NYNEX stock ownership and provide incentives to achieve corporate performance goals. These elements exist in the context of a reward system that includes salary, short term incentive compensation and long term incentive compensation opportunities.

Based upon survey data from compensation consulting firms, NYNEX's Executive Officer compensation for 1992 was compared to median 1992 executive compensation at Comparable Companies. This data indicated that NYNEX Executive Officers' salaries paid in 1992 were approximately 2% below, short term awards paid in 1992 were 16% above, long term grants made in 1992 were 45% below, and 1992 total compensation was 15% below that paid by Comparable Companies. The Committee used this comparison to assist it in setting 1993 salary levels, short term and long term award target levels and stock option grants.

Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million paid to any proxy-named executive in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code and subject to certain transition provisions. Compensation paid to such executives for 1993 will continue to be tax deductible. Gains on the exercise of non-qualified stock options granted through December 31, 1994 will also be deductible under the transition rules, and future stock option grants should qualify for the "performance-based compensation" exemption.

The Committee is committed to ensuring that incentive awards are commensurate with performance. This year is clearly one of transition in which we will evaluate the impact of the code provisions upon NYNEX. As a result of the transition rules, we believe the impact will not be significant in 1994. The Committee will, of course, continue to examine the effects of the new code provisions and will consider appropriate changes in NYNEX's executive compensation policies.

Salary. The Committee reviews the salary of each Executive Officer annually. In assessing whether salary increases are warranted, the Committee considers any or all of the following factors: performance on the job, internal compensation equity, external pay practices for Comparable Companies and the Executive Officer's level of responsibility, experience and expertise.

NYNEX's executive compensation policy is to target Executive Officer salaries at levels that reflect salaries paid by Comparable Companies. In determining salary levels paid by Comparable Companies, NYNEX reviews a number of executive compensation surveys conducted by various consulting firms which include the companies shown in the Share Owner Return Performance Graph. Generally, target level salaries for individuals new to a position are attained over time and reflect individual performance and merit.

Short Term Incentive Plan. NYNEX adheres to a pay-for-performance philosophy through the operation of its Senior Management Short Term Incentive Plan. Plan participants have the opportunity to earn incentive compensation each year based on two factors:

/ /   Corporate achievement of established annual performance goals.

/ /   Individual contribution and performance.

Corporate Performance. Each year, the Committee reviews management's suggestions and then recommends for Board page 14 Proxy Statement
        NYNEX

of Directors' ("Board") approval performance goals, the achievement of which will define NYNEX's success for the upcoming fiscal year. The Committee also reviews and recommends to the Board threshold, target and maximum levels of performance for determining the ultimate payment of awards. For this purpose, threshold means the level of performance below which no incentive awards will be paid; target means the level of performance at which the standard incentive awards will be paid; maximum means the level of performance above which no incremental incentive awards will be paid.

In 1993, 60% of the standard short term incentive award payment was a function of corporate results as measured by net income. The balance of the award payment, or 40%, reflected the Committee's assessment of identifiable progress with respect to matters of strategic importance to the success of NYNEX, each accorded approximately equal weight: customer service and quality, cost competitiveness, regulatory and legislative relationships, containment of increases in health care costs, identification and exploitation of profitable growth opportunities, provision of developmental opportunities for employees and development of a NYNEX strategic business plan. There are no other factors the Committee considered in determining short term incentive compensation except individual performance, as discussed in the following paragraph.
Achievement of these corporate performance goals results in the payment of a standard award which is equal to one-half of the maximum short term incentive award payable. When performance results exceed the target level, the short term incentive award payment will be greater than the standard award up to a maximum of 75% of the total short term award payable. Conversely, when performance results are below the target level, the payment will be less than the standard incentive award. When performance falls short of the threshold level, no incentive award would be paid on the basis of corporate performance.

Individual Performance. Plan participants may receive up to 25% of the maximum short term incentive award in recognition of outstanding individual contribution to corporate performance. However, the sum total of a participant's incentive award payments in recognition of corporate performance plus awards paid as a result of individual performance may not exceed 100% of the total short term award payable.

The short term incentive awards for the proxy-named executives are reflected in the "Bonus" column of the Summary Compensation Table contained in this proxy statement. For the 1993 performance year, the Committee determined that the net income target objective level had not been achieved and awarded 27% of the maximum short term incentive award available for this component. The Committee also determined that significant actions were taken during 1993 regarding the strategic objectives, but that the target objective level had not been achieved, and therefore awarded 18% of the maximum short term incentive award available for this component, for a total payout of 45% of the maximum award payable to Executive Officers.

Long Term Incentive Plans. Each year, the Committee recommends to the Board for approval grants of long term incen-

tive awards to Executive Officers. The Committee establishes a target award based on an assessment of the average long term award levels at Comparable Companies. Long term incentive opportunities reinforce NYNEX's policy of requiring stock ownership by Executive Officers in support of building Share Owner value. In this regard, the Senior Management Long Term Incentive Plan, the 1990 Stock Option Plan and the Restricted Stock
Award Plan provide awards that reflect NYNEX's return to its Share Owners.

Senior Management Long Term Incentive Plan. Plan participants have the opportunity to earn incentive compensation over a four-year performance period based on two factors, each accorded equal weight:

/ /   Return to Share Owners.

/ /   Corporate achievement of Strategic Objectives.

Return to Share Owners. Payment of one-half of the target award is determined by reference to NYNEX's total return to Share Owners (stock price growth and dividends paid over a four-year period) as compared with the returns generated by the six other Regional Holding Companies. A top relative ranking of NYNEX yields awards equal in size to one-half of the maximum long term incentive awards payable under this plan. Lower rankings of NYNEX generate proportionally smaller awards.

Strategic Objectives. Payment of the remaining one-half of the target award reflects the Committee's assessment of management's effectiveness during the four-year period in positioning NYNEX for future success. In conducting its assessment, the Committee considered the identical strategic factors, each accorded approximately equal weight, as in the case of the short term incentive award, as described above. The Committee can recommend to the Board for its approval payment of up to one-half of the maximum long term incentive award payable under this plan for strategic accomplishments.

Awards are paid at the completion of each performance period in a combination of cash and shares of NYNEX stock. Participants may elect the extent to which they are paid in stock. However, to encourage stock ownership among Executive Officers, a minimum of one-half of the value of the award must be paid in NYNEX stock.

For the 1990-1993 performance period, the Committee determined that NYNEX's total return to Share Owners over the period relative to the other six Regional Holding Companies was below the threshold level, and therefore, there would be no award attributable to this factor. The Committee determined that there was significant progress in implementing
NYNEX's strategic objectives under adverse economic conditions, that the target objective level had been achieved, and therefore awarded to Executive Officers a payout of 50% of the maximum long term award payable for this component.

Stock Option Plan. Stock options provide Executive Officers with the opportunity to acquire an equity interest in NYNEX and to participate in the creation of Share Owner value as reflected in growth in the price of NYNEX Common Stock. Under the terms of the plan, option exercise prices are equal page 15 Proxy Statement
                                                              NYNEX

to 100% of the fair market value of NYNEX Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as Share Owners realize corresponding gains. To ensure a long term perspective, options have a ten-year term and become exercisable at the cumulative rate of one-third per year for the first three years. The number of options the Committee may grant in a plan year to the Chief Executive Officer and other proxy-named Executive Officers is limited by the plan, in each case, to 10% of the total options granted in that year. The actual number of options granted is based upon competitive compensation practices, as reflected in the surveys of the compensation consulting firms, and the individual Executive Officer's performance compared to the performance of the other Executive Officers.

Restricted Stock Award Plan. The Committee also administers the Restricted Stock Award Plan and determines the key employees to whom Restricted
Stock Awards will be granted, the number of Shares with respect to which Restricted Stock Awards will be made, the applicable restriction periods and any other terms and conditions of each award. The purpose of the Plan is to attract and retain selected individuals of exceptional skill. The grant criteria reflect the Committee's assessment of the requirements for hiring and retaining the particular individual. The Committee notes that Restricted Stock Awards were granted in January 1994 to all of NYNEX's Executive Officers, with the exception of Mr. Ferguson, in conjunction with the Executive Retention Agreements described in this proxy statement.

RATIONALE FOR CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION IN LAST FISCAL YEAR Salary. The CEO's salary is based solely upon competitive compensation practices. Mr.Ferguson was named CEO of NYNEX in June 1989. During the subsequent three and one-half year period, Mr. Ferguson's salary was in progression toward his target salary rate. At the end of 1992, the Committee recommended to the Board a 7.4% salary increase, with the result that Mr. Ferguson's salary reached the target salary rate for his position. Additionally, this rate, as in the case of each NYNEX Executive Officer's target salary rate, was increased three percent to maintain competitive parity and to remain near the median for Comparable
Companies during 1993.

Short Term Incentive Compensation. Mr. Ferguson's available short term award is a function of salary and is based upon similar compensation of CEOs of Comparable Companies. For 1993 performance, the Committee recommended to the Board a short term incentive payment to Mr. Ferguson of 52% of the available short term award, which included a 7% increment attributable to individual performance. The Committee's recommendation recognized that significant actions were taken in 1993 designed to position NYNEX for the future. These included implementation of a comprehensive strategy to improve efficiency and customer service by re-engineering the service delivery processes and to exit non-strategic businesses. The costs of these actions were recognized in year-end 1993 charges to earnings. The Committee also recognized the progress that has been made in dealing with public policy and regulatory issues, in meeting customer service and quality expectations, in establishing new busi-

nesses in several high-growth international markets, in taking steps to contain health care cost increases, and in launching a major initiative to change NYNEX's culture.

Long Term Incentive Compensation. Mr. Ferguson's available long term incentive awards are also a function of salary and are based on compensation practices for similar jobs in the marketplace. As discussed above under the heading Senior Management Long Term Incentive Plan, return to Share Owners and strategic objectives are each accorded equal weight in determining long term incentive compensation. In 1994, the Committee recommended to the Board a long term award for the 1990-1993 performance period under the Senior Management Long Term Incentive
Plan. As noted in the preceding paragraph, it was the Committee's assessment that there was significant progress in implementing
NYNEX's strategic objectives under adverse economic conditions. The Committee believes that such strategic accomplishment should serve as a platform for future business success and resultant appreciation of Share Owner's investment over the long term. The Committee also weighed the financial performance of the Company (total return to Share Owners) over the period relative to the other six Regional Holding Companies, and therefore determined that there would be no award attributable to this factor. In carrying out its compensation philosophy of shared Share Owner management risk and reward opportunities, a new award opportunity for the four-year performance period beginning in 1994 and ending in 1997 was also granted to Mr. Ferguson and other Executive Officers.

In January 1993, the Committee awarded Mr. Ferguson options to purchase 84,180 shares of NYNEX Common Stock at a price of $42.66 per share, as adjusted to reflect the September 15, 1993 stock split. The number of options granted reflected the Committee's assessment of competitive compensation practices and Mr. Ferguson's individual contribution toward the achievement of NYNEX's stategic objectives, as set forth above under the Short Term and Long Term Incentive Plans.

SUMMARY
The Committee is responsible for reviewing, monitoring and recommending to the non-employee Directors of the Board for their approval all compensation decisions affecting NYNEX Executive Officers. The
Committee endeavors to have the entire remuneration paid to Executive Officers be consistent with NYNEX's interest in providing market competitive compensation opportunities, reflective of its pay-for-performance philosophy, and supportive of its short term and long term business mission. We will continue to actively monitor the effectiveness of NYNEX executive compensation plans and assess the appropriateness of executive pay levels to assure prudent use of NYNEX resources.

David J. Mahoney,                      John J. Creedon
Chairperson


Helene L. Kaplan                       John R. Stafford
page 16 Proxy Statement
        NYNEX

SUMMARY COMPENSATION TABLE
The following table shows, for the fiscal years ending December 31, 1991, 1992, and 1993, the cash compensation, as well as certain other compensation, paid or accrued to the named Executive Officers by NYNEX and its subsidiaries.
                                                        Annual Compensation           Long Term Compensation
                                              --------------------------------------  ----------------------
                                                                                        Awards       Payouts
                                                                                      ----------    ---------
                                                                                      Securities     Long Term   All Other
Name and                                                                              Underlying     Incentive    Compen-
Principal Position                            Year  Salary($)  Bonus($)  Other($)(1)  Options(#)(2)  Payouts($)  sation ($)(3)
- -----------------------------------------------------------------------------------------------------------------------------------
William C. Ferguson                           1993   773,000   562,000   103,446       84,180         120,605      31,671
  Chairman of the Board and                   1992   700,000   700,000    86,253       77,216         332,626      28,728
  Chief Executive Officer                     1991   637,000   577,500         *       78,790         116,964           *
Ivan G. Seidenberg                            1993   474,000   222,000    46,267       38,892          37,170      20,052
  President and Chief Operating Officer       1992   411,000   384,500    35,120       33,896          87,507      17,168
  and Vice Chairman of the Board              1991   357,500   240,000         *       19,260          51,177           *
Frederic V. Salerno                           1993   474,000   313,500    47,459       38,892          57,326      20,661
  Vice Chairman of the Board-                 1992   460,000   326,000    40,091       33,896         150,983      19,128
  Finance and Business Development            1991   429,300   280,000         *       31,080          88,892           *
Raymond F. Burke                              1993   350,000   175,000    31,852       23,940          37,404      14,750
  Executive Vice President,                   1992   340,000   234,000    27,494       20,196         103,143      14,328
  General Counsel and Secretary               1991   323,000   168,300         *       19,260          65,889           *
Jeffrey S. Rubin                              1993   306,000   117,000    23,835       19,092          26,897      19,595
  Executive Vice President                    1992   276,333   160,800    15,416       13,560               0      11,781
  and Chief Financial Officer                 1991   266,000   124,300         *       13,636               0           *
- -----------------------------------------------------------------------------------------------------------------------------------
* Pursuant to Securities and Exchange Commission ("SEC") transition provisions, this information is not included.

<F01>
(1)   This amount includes dividend equivalents paid pursuant to the Senior Management Long Term Incentive Plan and amounts reimbursed for the payment of taxes in connection with certain personal benefits ($2,769 for Mr. Ferguson, $885 for
      Mr. Salerno and $3,337 each for Messrs. Seidenberg, Burke and Rubin).
<F02>
(2)   Options reported reflect adjustments in number and exercise price resulting from the September 15, 1993 two-for-one stock split effected in the form of a 100% stock dividend.
<F03>
(3)   Company contributions to tax-qualified and non-qualified savings plans, plus the value of premiums paid by NYNEX for split-dollar life insurance coverage. The Company contributions to the tax-qualified savings plan for Messrs.
      Ferguson, Seidenberg, Salerno, Burke and Rubin were $10,183, $10,183, $10,183, $10,183, and $9,978, respectively. The company contributions to the non-qualified savings plan for Messrs. Ferguson, Seidenberg, Salerno, Burke and Rubin were
      $21,488, $9,527, $9,527, $4,567 and $2,807, respectively. The amount of the dollar benefit for 1993 projected on an actuarial basis ($342 for Mr. Seidenberg, $951 for Mr. Salerno and $6,810 for Mr. Rubin) represents the excess of the amount needed to fund the death benefit under the split-dollar life insurance policy.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1993 AND 1993 FY-END OPTION VALUES
The following table shows information with respect to the named Executive Officers concerning the exercise of options to purchase shares of NYNEX Common Stock during 1993 and unexercised stock options held as of the end of 1993. All shares reflect the
September 15, 1993 two-for-one stock split effected in the form of a 100% stock dividend.
                                                                          Number of Unexercised           Value of Unexercised
                                                                         Underlying Unexercised               In-the-Money
                                                                            Options at 1993                  Options at 1993
                                                                            Fiscal Year-End               Fiscal Year-End ($)(3)
                                                                      ---------------------------     ---------------------------
                          Shares Acquired          Value
Name of Individual          on Exercise         Realized ($) (1,2)    Exercisable   Unexercisable     Exercisable   Unexercisable
- ------------------------------------------------------------------------------------------------------------------------------------
William C. Ferguson          35,928               308,176              115,936        161,918           454,999       432,486
Ivan G. Seidenberg            5,300                64,634               39,498         67,908           174,056       158,890
Frederic V. Salerno          11,190               137,197               49,924         71,848           185,566       182,767
Raymond F. Burke             13,878               152,248               31,116         43,824           113,557       110,399
Jeffrey S. Rubin             14,000               140,175                9,612         32.676                 0        75,539
- -----------------------------------------------------------------------------------------------------------------------------------
<F01>
(1)  No Stock Appreciation Rights ("SARs") were exercised in 1993.
<F02>
(2)  Aggregate market value of the Shares acquired or covered by the option less the aggregate exercise price.
<F03>
(3)  Amounts reflect potential gains on outstanding options based upon the December 31, 1993 average stock price of $40.63.

                                                        page 17 Proxy Statement
                                                                NYNEX

OPTION GRANTS IN FISCAL YEAR 1993
The following table contains information concerning the grant of options under the NYNEX 1990 Stock Option Plan to the named
Executive Officers during 1993.
                                    Number of
                                    Securities     % of Total
                                    Underlying      Options
                                     Options       Granted to         Exercise or       Grant Date
                                     Granted       Employees          Base Price        Expiration        Present
Name of Individual                   (#)(1)         in 1993           ($/Share)(2)       Date (3)        Value ($)(4)
- ---------------------------------------------------------------------------------------------------------------------------------
William C. Ferguson                   84,180         5.361             42.66             1/16/03           500,871
Ivan G. Seidenberg                    38,892         2.477             42.66             1/16/03           231,407
Frederic V. Salerno                   38,892         2.477             42.66             1/16/03           231,407
Raymond F. Burke                      23,940         1.525             42.66             1/16/03           142,443
Jeffrey S. Rubin                      19,092         1.216             42.66             1/16/03           113,597
- ---------------------------------------------------------------------------------------------------------------------------------
<F01>
(1)  The date of grant for options subject to this footnote is January 15, 1993. The number and exercise price of options reported in this table reflect adjustments resulting from the September 15, 1993 two-for-one stock split effected in the form of a
     100% stock dividend.
<F02>
(2)  The exercise price of the option is equal to the fair market value of NYNEX Shares on the date of grant of the options. The exercise price may be paid in cash, or by tendering already owned NYNEX Shares with a fair market value on the date of exercise equal to the exercise price. For exercises where NYNEX Shares have been tendered in payment of the exercise price, a new grant of options will be made equal to the number of Shares tendered. A grant made under these circumstances will have an exercise price equal to the fair market value on the date of such exercise and grant.
<F03>
(3)  Options expire ten-years from date of grant. Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant. To the extent not already exercisable, the options become fully exercisable in the event of a "change in control" as defined in the NYNEX
     1990 Stock Option Plan.
<F04>
(4)  As permitted by SEC rules, the Black-Scholes method of option valuation has been used to determine grant date present value.
     The assumptions used in the Black-Scholes option valuation calculation are: estimated future annual stock price volatility of 0.167; risk free rate of return 6.68%; and estimated future dividend yield of 5.44%. NYNEX does not advocate or necessarily agree that the Black-Scholes method, or any other method permitted by the SEC, can properly determine the value of an option. However, no gain to the optionees is possible without an increase in the stock price, which will benefit all Share Owners. Thus, a zero increase or decrease in stock price, compared to the exercise price, will not produce any gain for the optionee.

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1993
The following table provides information concerning awards made to the named Executive Officers during 1993 under the NYNEX Senior
Management Long Term Incentive Plan. The units reported below reflect adjustments resulting from the September 15, 1993 two-for-one stock split effected in the form of a 100% stock dividend. Each performance share awarded represents the right to receive an amount of cash and NYNEX Shares based upon the degree of achievement of financial and strategic objectives as established by the Board of Directors for the performance period 1993-1996.
                                                                                              Estimated Future Payouts
                                                                                        Under Non-Stock Price-Based Plans (1)
                                                                                        -------------------------------------
                                       Number of          Performance or
                                     Shares, Units         Other Period
                                       or Other           Until Maturation      Threshold       Target      Maximum
Name of Individual                      Rights                or Payout            (#)            (#)         (#)
- -----------------------------------------------------------------------------------------------------------------------------
William C. Ferguson                     14,030                 4 Years            7,015         14,030       21,045
Ivan G. Seidenberg                       6,482                 4 Years            3,241          6,482        9,723
Frederic V. Salerno                      6,482                 4 Years            3,241          6,482        9,723
Raymond F. Burke                         3,990                 4 Years            1,995          3,990        5,985
Jeffrey S. Rubin                         3,182                 4 Years            1,591          3,182        4,773
- -----------------------------------------------------------------------------------------------------------------------------
<F01>
(1)  Payouts of awards are tied to achieving relative levels of return to Share Owners (stock price growth and dividends paid over the four-year period 1993-1996, as compared to a peer group of the six Regional Holding Companies) and achievement of specified strategic objectives. The target amount will be earned if 100% of the objectives are achieved; the threshold amount if 50% of the objectives are achieved; and the maximum amount if the objectives are exceeded by 50%.

page 18 Proxy Statement
        NYNEX

PENSION TABLE
The following table shows the estimated annual benefits payable upon retirement for the named Executive Officers in the compensation and years of service classifications indicated under NYNEX's pension plans. Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years service, times 1.6%. Average compensation is determined by adding the average of the five highest Short Term Incentive Plan awards received during the last ten years of employment, plus the total of the last 60 full months of salary divided by 5. Pensions may not exceed 60% of the average compensation used in the pension formula.
                                                                Years of Service
                                     ----------------------------------------------------------------------
  Average
Compensation                           15           20          25          30           35        Maximum
- -----------------------------------------------------------------------------------------------------------
$  400,000                           $96,000     $128,000    $160,000    $192,000     $224,000     $240,000
   500,000                           120,000      160,000     200,000     240,000      280,000      300,000
   600,000                           144,000      192,000     240,000     288,000      336,000      360,000
   700,000                           168,000      224,000     280,000     336,000      392,000      420,000
   800,000                           192,000      256,000     320,000     384,000      448,000      480,000
   900,000                           216,000      288,000     360,000     432,000      504,000      540,000
 1,000,000                           240,000      320,000     400,000     480,000      560,000      600,000
 1,100,000                           264,000      352,000     440,000     528,000      616,000      660,000
 1,200,000                           288,000      384,000     480,000     576,000      672,000      720,000
 1,300,000                           312,000      416,000     520,000     624,000      728,000      780,000
 1,400,000                           336,000      448,000     560,000     672,000      784,000      840,000
- -----------------------------------------------------------------------------------------------------------
                                 Current Average       Credited Years
Name of Individual               Compensation*         of Service*
- -----------------------------------------------------------------------------------------------------------
William C. Ferguson               $1,147,600                 41
Ivan G. Seidenberg**                 554,120                 27
Frederic V. Salerno                  675,067                 28
Raymond F. Burke                     494,440                 28
Jeffrey S. Rubin**                   405,681                  3
- -----------------------------------------------------------------------------------------------------------
*    as of 12/31/93
**   Although not currently service pension eligible under the age and/or service requirements of the NYNEX pension plans, the amounts shown for Messrs. Seidenberg and Rubin are as if they were pension eligible. In addition, pensions are subject to a reduction for retirement prior to age 59. Mr. Rubin is also covered by a supplemental benefit plan for certain employees hired at age 35 or over. Such plan provides additional pension credits equal to the difference between 35 and the maximum possible years of service attainable at age 65 (but not to exceed the actual term of employment) at one-half the rate in the pension plans.
     Note: The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, NYNEX has a non-qualified pension plan to provide for the full payment of the above pensions when they exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits will be accounted for by NYNEX as an operating expense.

EXECUTIVE RETENTION AGREEMENTS AND EXECUTIVE
SEVERANCE PAY PLAN
On December 16, 1993, the Board of Directors approved the NYNEX Executive Severance Pay Plan (the "Severance Plan") and the Executive Retention Agreement (the "Agreement") to be entered into with each of NYNEX's Executive Officers as well as certain other Officers of NYNEX companies. The purpose of the Severance Plan and the Agreement is to enable NYNEX and its subsidiaries to remain competitive in attracting and retaining the very best executive talent. The Agreement provides the Executive Officer with certain benefits, pursuant to the Severance Plan, upon termination of employment under specified conditions.

Each NYNEX Executive Officer, including Messrs. Seidenberg, Salerno, Burke and Rubin but excluding Mr. Ferguson, has entered into an Agreement with NYNEX, effective January 3, 1994, for a term of employment at the pleasure of the Chairman of the Board and Chief Executive Officer. A retention award consisting of a grant of restricted stock was made to each NYNEX Executive Officer at the time of signing the Agreement. The value of the retention award equals 50% of the sum of the Executive Officer's 1994 annual salary and the standard award granted under the NYNEX Senior Management Short Term Incentive Plan for 1994 performance.

During the term of the Agreement, dividends on the restricted stock will be reinvested in additional NYNEX restricted stock. The retention award restrictions on the restricted stock shall lapse at the time of termination of employment only if the Executive Officer voluntarily separates from employment with the consent of the Chairman and Chief Executive Officer of NYNEX, dies, or is terminated by NYNEX without cause during the term of the Agreement. In the case of all other terminations, the restricted stock will be forfeited by the Executive Officer.

                                                      page 19 Proxy Statement
                                                              NYNEX

An Executive Officer who separates from active service with the consent of the Chairman of the Board and Chief Executive Officer or is separated from active service pursuant to the terms of the NYNEX Force Management Plan, and in either case signs a separation agreement and release, or dies during the term of the Agreement, shall be entitled to a severance payment. The severance payment will be the value of the restricted stock, including reinvested dividends, which is designated as the retention award in the Executive Officer's Agreement. An Executive Officer will not receive benefits or payment under the Severance Plan if he or she is separated from active service for cause; is separated from active service with an Employing Company that is sold and the Employing Company hires or offers employment within 60 days of the Executive Officer's separation from the Employing Company; or if the Executive Officer has an employment agreement other than the Agreement with the Employing Company.

SHARE OWNER RETURN PERFORMANCE GRAPH
The following line graph compares the yearly percent change in the cumulative total Share Owner return of NYNEX Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Regional Holding Company peer group stock index for the period of five fiscal years (1989-1993).
- ----------------------------------------------------------------------------------------------------------------------------------
dollars  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
- ----------------------------------------------------------------------------------------------------------------------------------
250
200
150
100
 50
- ----------------------------------------------------------------------------------------------------------------------------------
Dec 31,                      1988         1989          1990          1991          1992          1993
- ----------------------------------------------------------------------------------------------------------------------------------
* Assumes $100 invested on December 31, 1988 in NYNEX Common Stock, Standard & Poor's 500 Index and Peer Group Index, with all dividends reinvested.

NYNEX                       $100           146           121           146           161          162
S&P 500 INDEX               $100           159           156           164           186          217
PEER GROUP INDEX**          $100           132           127           166           179          197

- ----------------------------------------------------------------------------------------------------------------------------------
**  Composite of 6 Regional       Ameritech Corporation        BellSouth Corporation       Southwestern Bell Corporation
    Holding Companies:            Bell Atlantic Corporation    Pacific Telesis Group       U S WEST, Inc.
- ----------------------------------------------------------------------------------------------------------------------------------

OTHER INFORMATION
As required by SEC rules, it is noted that, due to an administrative error, a January 1993 transaction in shares of NYNEX Common Stock by a NYNEX
Executive Officer, Donald J. Sacco, was not timely reported.

Solicitation of proxies is being made by management through the mail, in person and by telephone and telegraph. NYNEX will be responsible for costs associated with this solicitation. NYNEX has retained Kissel-Blake Inc. to aid in the solicitation of proxies at a cost of approximately $21,000 plus reimbursement of reasonable out-of-pocket expenses.

By order of the Board of Directors,



s/R. F. Burke
R. F. Burke
Executive Vice President,
General Counsel and Secretary
Dated: March 21, 1994

Table of Contents




1993 Consolidated Financial Statements

Management's Discussion and Analysis of
Financial Condition and Results of Operations                 21

Selected Financial and Operating Data                         32

Report of Independent Accountants                             32

Report of Management                                          33

Consolidated Statements of Income                             34

Consolidated Balance Sheets                                   35

Consolidated Statements of Changes in Stockholders' Equity    36

Consolidated Statements of Cash Flows                         37

Notes to Consolidated Financial Statements                    38

Supplementary Information                                     49


                               page 21 1993 Consolidated Financial Statements
                                       NYNEX

Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Review
NYNEX Corporation and its subsidiaries ("NYNEX') are grouped into five segments for financial reporting purposes. The telecommunications segment ("Telecommunications") provides local telephone service, network access to long distance services, technical and support services, and is involved in product development and marketing. Intrastate communications services are regulated by state public service commissions, and interstate communications services are regulated by the Federal Communications Commission ("FCC"). The cellular segment ("Cellular") provides wireless telecommunications services and products. The publishing segment ("Publishing") publishes White and Yellow Pages directories and provides database products and services. The financial services segment ("Financial Services") primarily engages in leasing activities. The other diversified operations segment ("Other Diversified Operations") provides information products and services and consulting services nationally and internationally, and cable television and telephone services internationally; NYNEX is exiting the information products and services business (see Business Restructuring). Operating revenues and operating income are discussed by segment on pages 24 to 26 and 28 to 29, respectively.

Business Restructuring
The 1993 results include pretax charges of approximately $2.1 billion ($1.4 billion after-tax) for business restructuring. These charges resulted from a comprehensive analysis of operations and work processes, resulting in a strategy to redesign them to improve efficiency and customer service, to implement work force reductions, and to produce cost savings necessary for NYNEX to operate in an increasingly competitive environment. The charges taken in 1993 were not related to the restructure charges recorded in 1991.

Approximately $1.1 billion of the charges ($700 million after-tax) is for severance and postretirement medical costs for employees leaving NYNEX through 1996; approximately $586 million is for employee severance payments, and $520 million is the medical curtailment loss recognized as a result of the planned decrease in the work force.
NYNEX expects to reduce its work force by approximately 16,800 employees by the end of 1996, consisting of 4,200 management employees and 12,600 employees covered under existing union agreements. A pension enhancement to the management pension plan was announced in February
1994 in order to accomplish a portion of the management work force reduction. Any additional costs related to the pension enhancement will be recorded as employees choose to leave under the plan through 1996. If pension or other incentives were to be subsequently implemented in order to accomplish a portion of the nonmanagement work force reduction, any additional cost of the incentives would be recorded as employees leave NYNEX.

Approximately $626 million of the charges ($395 million after-tax) consists of costs associated with re-engineering the way service is delivered to customers. NYNEX intends to decentralize the provision of residence and business customer service throughout its region, create regional businesses to focus on unique markets, and centralize numerous operations and support functions. Included in this amount are: (1) $248 million of systems re-engineering costs for redesign of systems, processes and procedures to realize operational efficiencies and enable NYNEX to reduce work force levels; (2) $161 million primarily for consolidation of work centers from 300 to approximately 50 by the end of 1996, lease terminations, and other incremental costs required to build larger work teams in fewer locations in order to take advantage of lower force levels and system efficiencies; (3) $47 million to develop and market a single "NYNEX" brand identity associated with the restructured business operations; (4) $43 million for employee relocations as a result of work center consolidations; (5) $60 million for training employees on newly-designed, cross-functional job positions and re-engineered systems; and (6) $67 million in incremental costs to implement the various re-engineering initiatives.

Approximately $283 million of the charges ($271 million after-tax) relates to NYNEX's sale or discontinuance of its information products and services businesses, including the sale of AGS Computers, Inc. ("AGS") and several of its business units and The BIS Group Limited ("BIS"). These charges include the write-off of the net book value of the businesses and estimated provision for future operating losses and disposal costs. An additional $106 million ($69 million after-tax) was recorded for write-offs of assets and accrual of loss contingencies directly associated with restructuring at other nontelephone subsidiaries.

The restructuring charges reflect approximately $550 million of future cash outflows expected to be incurred during the three-year period from 1994 through 1996. In addition, future expected capital expenditures from 1994 through 1996 as a result of restructuring amount to approximately $400 million, primarily related to systems re-engineering and work center consolidations. It is anticipated that savings generated by restructuring will provide the funds required, with any short-term cash flow needs being met through NYNEX's usual financing channels.

It is anticipated that the restructuring will result in reduced costs during the period of restructuring and reduced annual page 22 1993 Consolidated Financial Statements
        NYNEX

operating expenses of approximately $1.7 billion beginning in 1997. These savings include reduced wage and benefit expenses due to lower work force levels, and non-wage savings including reduced rent expense for fewer work locations and lower purchasing costs. It is anticipated that these cost savings will be partially offset by higher costs due to inflation and growth in the business.

The 1991 results include a pretax charge of approximately $563 million ($362 million after-tax) for force reduction programs. An early retirement incentive for nonmanagement employees was included in agreements ratified by NYNEX and the Communications Workers of America and the International Brotherhood of Electrical Workers (collectively, the
"unions") in October 1991 (see Collective Bargaining Agreements).
Approximately 7,300 nonmanagement employees took advantage of this incentive. NYNEX implemented its plan to reduce its management force and reduced it by approximately 2,700 in 1992 and 600 in 1993. An additional pretax charge of approximately $278 million ($188 million after-tax) was recorded in 1991, primarily for commencement of plans to exit the real estate business and to streamline other operations primarily related to Other Diversified Operations.

Collective Bargaining Agreements
In October 1991, NYNEX and certain of its subsidiaries ratified agreements with the unions to extend the collective bargaining agreements until August 5, 1995 (see Operating Expenses). Under the terms of these agreements, wages increased 4.0% in 1992, 4.25% in 1993 and will increase 4.0% on August 7, 1994. In August 1994, there may also be a cost-of-living adjustment. NYNEX and certain of the unions have been discussing possible extension of the existing labor contracts and the impact of the business restructuring plan (see Business Restructuring) on union-represented employees.

State Regulatory Matters
New York
The New York State Public Service Commission ("NYSPSC") authorized a $250 million increase in New York Telephone Company's ("New York Telephone") rates, effective January 1, 1991, of which $47.5 million annually remains subject to refund pending resolution of certain affiliate transactions issues.

In September 1992, the NYSPSC issued an order in the Second and Third Stages of the 1990 general rate case (the "Second and Third Stages") that approximately $27 million of revenues attributable to the reduction in ad valorem taxes on central office equipment (see Operating Revenues and Operating Expenses) would be retained to reduce the balance of regulatory assets on New York Telephone's books, and the remaining revenues ($15 million in 1992 and $62 million in 1993) would offset rate increases that would otherwise have been required to offset revenue decreases in long distance, carrier access and other revenues. In October 1992, New York Telephone filed a response to the NYSPSC's order in which it updated the Regulatory Asset Recovery Plan. New York Telephone outlined how certain regulatory assets currently accounted for as deferred charges could be recovered over six years, starting in 1993, by utilizing ad valorem tax savings and other revenues currently being provided in rates. On January 28, 1994, the NYSPSC approved New York Telephone/s Regulatory Asset Recovery Plan.

On February 4, 1993, the NYSPSC issued an order with respect to the Second and Third Stages, permitting New York Telephone to retain 1993 earnings above a return on equity of 11.7% and up to 12.7% if it met specified service-quality criteria, with earnings above 12.7% return on equity to be held for the ratepayers' benefit. On February 25, 1994, the NYSPSC preliminarily concluded that there would be no financial penalty based on New York Telephone's 1993 service-quality results.

In July 1992, the NYSPSC initiated a proceeding to investigate performance-based incentive regulatory plans for New York
Telephone for 1994 and beyond. The NYSPSC noted that incentive regulatory agreements provide incentives to increase efficiency and provide greater consumer benefits by permitting New York Telephone to keep some of its performance gains, i.e., earn a higher rate of return than authorized under traditional rate of return regulation, and by penalizing unsatisfactory performance. In the first phase of the proceeding, the NYSPSC issued Orders on December 24, 1993 and January 28, 1994 for a reduction in New York Telephone's rates of $170 million annually, effective January 1, 1994. An additional $153 million of current revenues is to be made available "for the ultimate benefit of customers and the Company's competitive position through earnings incentives for short-term service improvements and a longer term plan for performance-based earning incentives and network improvements."
That incentive regulatory plan will be pursued in a second phase of the proceeding during 1994. The Orders required New York Telephone to record a $75 million charge in 1993, representing a reversal of a portion of a regulatory asset related to deferred pension costs that New York Telephone expected to recover through the regulatory process and recorded under the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("Statement No. 71") (see Operating Expenses).

The NYSPSC did not make a final finding on return on equity for 1994. Subject to New York Telephone's achieving net productivity gains, according to the Orders, New York page 23 1993 Consolidated Financial Statements
                                       NYNEX

Telephone would have an opportunity to earn above a 10.8% return on equity, with equal sharing with ratepayers of any earnings above a 12% return on equity.

Massachusetts
In June 1990, the Massachusetts Department of Public Utilities ("MDPU") issued an order in Phase III of a proceeding that culminated a five-year investigation into New England Telephone and Telegraph
Company's ("New England Telephone") rates, costs and revenues. The order calls for the gradual restructuring of local and long distance rates within the state, with the objective of moving prices for services closer to the costs of providing them. This is accomplished through an annual transitional filing of new rates by New England Telephone. At the time the rates are established, revenue neutrality is maintained. New England Telephone's first and second transitional filings became effective on November 15, 1991 and January 15, 1993, respectively (see Operating Revenues). On January 13, 1994, the MDPU approved the third transitional filing with minor modifications to become effective April
14, 1994.

Rhode Island
In August 1992, the Rhode Island Public Utilities Commission approved a Price Regulation Trial ("PRT") that provides New England Telephone with significantly increased pricing and earnings freedom through 1995 and calls for specific investment and service-quality commitments. As a part of the PRT, New England Telephone makes an annual filing, with overall price increases capped by a formula indexing prices to the Gross National Product Price Index, adjusted for productivity and exogenous factors. The PRT allows New England Telephone to continue moving the prices of its services closer to the costs of providing them. New England Telephone's most recent annual filing became effective on January 15, 1994. This filing calls for an overall revenue reduction of approximately $3.2 million for 1994, resulting from decreases in long distance revenues partially offset by increases in local service revenues.

Federal Regulatory Matters
Access Rates
Effective January 1, 1991, the FCC lowered its interstate access rate of return from 12% to 11.25%. Interstate access tariffs for New York
Telephone and New England Telephone (collectively, the "telephone subsidiaries") reflect this rate of return.

Effective January 1, 1991, the FCC adopted incentive regulation in the form of price caps with respect to interstate services provided by the telephone subsidiaries. Price caps focus on local exchange carriers' ("LECs") prices rather than costs and set maximum limits on prices LECs can charge for their services. These limits are subject to adjustment each year to reflect inflation, a productivity factor and certain other cost changes. Future improvements in interstate earnings will depend upon actual productivity improvements in excess of the productivity rate established by the FCC, effective response to competition and continued growth in the demand for interstate access services.
Moreover, the FCC retained cost of service rate-making methodologies for new services, which may limit the benefits of incentive regulation. Under FCC price cap regulation, the telephone subsidiaries may earn a return on equity up to approximately 15%. Above that level, earnings are subject to/equal sharing with ratepayers, until they reach an effective cap on interstate return on equity of approximately 18.7%.

Revised tariffs under the price cap rules became effective in July 1991 and July 1992 and reduced interstate access rates by approximately $68 million and $25 million, respectively. On July 2, 1993, the telephone subsidiaries implemented the third annual update to the price cap rates, which will result in a net reduction in interstate access rates of approximately
$90 million by June 1994.

In September 1992, the FCC adopted rules requiring certain LECs, including the telephone subsidiaries, to offer physical collocation to interexchange carriers for the provision of special access services under terms and conditions similar to the intrastate collocation arrangements already in existence in Massachusetts and New York. The telephone subsidiaries filed Special Access Expanded Interconnection tariffs on February 16, 1993. The FCC issued an order on September 2, 1993 requiring certain LECs, including the telephone subsidiaries, to file Switched Transport Expanded Interconnection tariffs. The telephone subsidiaries filed their tariffs on November 18, 1993. Although the FCC rejected requests by the LECs to impose contribution charges, the FCC granted the LECs additional pricing flexibility to be effective after expanded interconnection arrangements become available. The financial impact of the FCC rules is not presently determinable.

On December 5, 1993, the telephone subsidiaries filed a petition with the FCC for a waiver to implement the Universal Service Preservation Plan ("USPP") in order to compete more effectively with alternative providers of local telephone service. The USPP would reduce the Switched Access rate for multiline business users in zones of high traffic density by approximately 40 percent and would shift most of the revenues lost from this rate reduction to flat, per-line charges applicable to all access lines. Overall annual access revenues would be reduced by $25 million.

page 24 1993 Consolidated Financial Statements
        NYNEX

Unified Tariffs
In 1992, the telephone subsidiaries implemented a three-step transition plan to unify their interstate access rates, with tariffs that became effective in January, July, and November 1992.

With unification of interstate rates, the telephone subsidiaries report one unified interstate rate of return to the FCC, which will be the basis for determining any possible refund obligations due to overearnings as well as any need to increase interstate rates due to underearnings under the price cap plan. Previously, each telephone subsidiary's individual rate of return was used for such purposes.

While the unified rate structure is designed to have no impact on the telephone subsidiaries' aggregate interstate revenues, New England Telephone experienced an overall increase in interstate rates, and New York Telephone experienced an offsetting interstate rate decrease. In order to avoid sudden changes in each of the telephone subsidiary's earnings, the telephone subsidiaries implemented a transition plan to phase-in the earnings effect of the unified rate structure.

Modification of Final Judgment
In July 1991, the Modification of Final Judgment ("MFJ") restriction on the provision of the content of information services by NYNEX and the other regional holding companies ("RHCs") was lifted. On May 28, 1993, the United States Court of Appeals for the District of Columbia affirmed that decision, allowing the RHCs and LECs, including NYNEX and the telephone subsidiaries, to create and own the content of the information they transmit over the telephone lines and to provide data processing services to customers. On November 15, 1993, the United States Supreme Court declined to review the Court of Appeals decision.

Operating Revenues
Operating revenues increased in 1993, principally due to increased revenues from Telecommunications and Cellular, partially offset by decreased revenues from Other Diversified Operations principally due to the sale of BIS in July 1993. In 1992, operating revenues decreased principally due to decreased revenues from Other Diversified
Operations primarily resulting from the sale of the NYNEX Business
Centers in June 1991, partially offset by increased revenues from Telecommunications and Cellular.


Analysis of Segment Revenues
(In millions)                            For the years ended December 31,
Unaffiliated Revenues                   1993           1992           1991
- -----------------------------------------------------------------------------

Telecommunications                    $11,525.8      $11,301.0      $11,138.2
Cellular                                  440.5          351.4          324.1
Publishing                                872.2          863.0          875.1
Financial Services                        101.8           75.5           78.9
Other Diversified Operations              467.5          591.6          838.4

Consolidated revenues                 $13,407.8      $13,182.5      $13,254.7
- -----------------------------------------------------------------------------

Telecommunications
Telecommunications revenues increased $224.8 million, or 2.0%, in 1993 and $162.8 million, or 1.5%, in 1992.

Local service and Long distance revenues increased a net $186.3 million, or 2.5%, in 1993. Local service revenues increased $165.3 million, or 2.6%, primarily due to a net $225 million increase resulting from increased demand as evidenced by growth in access lines, growth in sales of advanced calling features, higher usage associated with winter storms and the World Trade Center bombing in 1993 (see Operating Expenses), approximately $52 million from increased rates for local services at New England Telephone due to the restructuring of Massachusetts rates (see State Regulatory Matters), and an increase in rates to cover higher gross receipts taxes at New York Telephone. These increases were partially offset by a $55 million revenue reduction pursuant to the Third Stage and a $5 million reduction associated with the reversal of a 1990 deferral of private line revenues at New York Telephone. Long distance revenues increased $21.0 million, or 1.9%, primarily due to a $55 million increase attributable to regulatory accounting adjustments relating to intraLATA toll calling in upstate New York (see Operating Expenses). This increase was partially offset by decreases in demand for long distance services, primarily private line and wide area telecommunications, as a result of increased competition and customer shifts to lower priced services offered by the telephone subsidiaries, and a net $51 million decrease resulting from decreased rates at New England Telephone due to the restructuring of Massachusetts rates.

Local service and Long distance revenues increased a net $152.5 million in 1992 primarily due to increased demand for local services, growth in sales of advanced calling features, increased rates for local services at New England Telephone due to the restructuring of Massachusetts rates, and an increase in rates to cover higher gross receipts taxes at New York Telephone. These increases were partially offset by decreases in demand for long distance services, primarily private line and wide area telecommunications, as a result of increased competition and customer shifts to page 25 1993 Consolidated Financial Statements
                                       NYNEX

lower priced services offered by the telephone subsidiaries, and decreased rates at New England Telephone due to the restructuring of Massachusetts rates.

Network access revenues increased $31.4 million in 1993. Switched access revenues increased $58 million as a result of increased usage partially offset by a reduction in rates, which included decreased rates to reflect lower gross receipts taxes at New York Telephone. This increase was partially offset by a $27 million decline in special access revenues primarily due to a reduction in rates, increased competition and customer shifts to lower priced services offered by the telephone subsidiaries. The total effect of interstate rate reductions on Network access revenues was $82 million.

Network access revenues increased $61.0 million in 1992 due principally to an $18 million increase in interstate rates to cover higher gross receipts taxes at New York Telephone and a $50 million increase in switched access revenues as a result of increased usage partially offset by a reduction in rates. Special access revenues declined $7 million primarily due to a reduction in rates, increased competition, and customer shifts to lower priced services offered by the telephone subsidiaries.

Other revenues increased $7.1 million in 1993, primarily due to the following at New York Telephone: (1) a $24 million increase from the reversal of previously recorded reductions in revenues in connection with the phase-out of ad valorem taxes on central office equipment, (2) a $22 million increase due to the imputed reduction of these revenues in 1992,
(3) a $10 million reduction associated with the reversal of a 1992 deferral of revenues for concession service, (4) a $10 million decrease due to the 1992 imputation of these revenues, and (5) a $9 million increase in wire installation revenues. There was also a net $26 million decrease in billing and collection revenues primarily attributable to a contract provision with American Telephone and Telegraph Company ("AT&T").

Other revenues decreased $50.7 million in 1992 primarily due to the following decreases: (1) $24 million attributable to a decrease in ad valorem taxes on New York Telephone central office equipment (see Operating Expenses), (2) $7 million at Telesector Resources Group, Inc. ("Telesector Resources") because of a policy change curtailing sales to unaffiliated companies, and (3) $25 million from a billing and collection contract provision with AT&T resulting in the recognition of additional revenue in 1991. In 1990, NYNEX and AT&T signed a six-year contract, extending the telephone subsidiaries' roles as AT&T's long distance billing and collection agents. The agreement allows AT&T the flexibility of gradually assuming certain administrative and billing functions performed by the telephone subsidiaries.

Cellular
Cellular revenues increased $89.1 million, or 25.4%, in 1993 and $27.3 million, or 8.4%, in 1992. The segment's customer base for mobile telecommunications services continued to expand, increasing 47% in 1993 and 27% in 1992. This growth was spread across all cellular markets; however, in both years, customer growth was partially offset by a decline in average minutes of use per customer and lower average prices.

The growth in cellular revenues is expected to continue, consistent with anticipated growth in the cellular industry as a whole. However, future revenues may be impacted by increased competitive pressures on pricing and market share, the effects of a broader customer base with lower average usage, and recovery of the Northeast economy.

On December 3, 1993, NYNEX Mobile Communications Company ("NYNEX Mobile") entered into a definitive agreement to purchase the northeastern properties of Contel Cellular Inc. Some transactions have closed;
the remainder are subject to various governmental approvals and third party consents.

Publishing
Publishing revenues increased $9.2 million, or 1.1%, in 1993 and decreased $12.1 million, or 1.4%, in 1992. The 1993 increase was primarily due to the publication of directories in the Czech Republic. Yellow Pages advertising revenues did not fluctuate significantly, as decreased sales volume was offset by increased prices. The 1992 decrease was due to decreased Yellow Pages advertising revenues as a result of decreased sales volume, partially offset by increased prices. The decreased sales volume in both years is attributed primarily to the recessionary impact on many companies' advertising expenditures; however, revenues are expected to grow over the next several years primarily as a result of increased revenues from the publication of directories internationally and increased Yellow Pages prices.

page 26 1993 Consolidated Financial Statements
        NYNEX

Financial Services
Financial Services revenues increased $26.3 million, or 34.8%, in 1993 and decreased $3.4 million, or 4.3%, in 1992. The 1993 increase was principally due to continued growth in the portfolio of leveraged leases. The 1992 decrease was due to decreased revenues from real estate operations, partially offset by increased revenues from leveraged leases. Major leasing projects in both years included financing for aircraft, industrial equipment, railroad cars, power generation equipment, residential real estate and telecommunications and computer equipment.

Other Diversified Operations
Other Diversified Operations revenues decreased $124.1 million, or 21.0%, in 1993 and $246.8 million, or 29.4%, in 1992. The sale of BIS in July 1993 (see Business Restructuring) resulted in a reduction in 1993 revenues of $104 million. In 1993, there was also a decrease in demand for professional services, partially offset by growth in the customer base for international cable television and telephone operations. In January 1994, NYNEX completed the sale of AGS (see Business Restructuring). Total 1993 revenues from AGS were $296 million. In 1992, there was a decrease in demand for professional services, partially offset by increased revenues from international operations. The sale of the NYNEX Business Centers in June 1991 and the 1991 reorganization of NYNEX Business Information Systems Company's ("NBISC") Office Systems Division resulted in a reduction in revenues in 1992 of $261 million.

Operating Expenses
Operating expenses in 1993, 1992 and 1991 were $13.1, $10.7 and $11.7 billion, respectively, representing an increase over the prior year of $2.4 billion, or 22.7%, in 1993 and a decrease of $1.0 billion, or 8.7%, in 1992.

Operating expenses excluding Depreciation and amortization and Taxes other than income taxes (in millions)
              93............................$9,501.6

              92............................$7,082.4

              91............................$8,144.4

In 1993, Operating expenses excluding Depreciation and amortization and Taxes other than income increased $2.0 billion at the "telecommunications group" (consisting of New York Telephone, New England Telephone and Telesector Resources), principally due to $1.6 billion of 1993 pretax restructuring charges (see Business Restructuring)

and increased employee benefit costs. Operating expenses excluding Depreciation and amortization and Taxes other than income at NYNEX's subsidiaries other than the telecommunications group increased $465.2 million, principally due to $465.8 million of 1993 restructuring charges recorded in operating expenses; increased data processing, commissions, and advertising costs associated with the continued expansion of the customer base for cellular telecommunications services; and increased expenses related to the growth in international cable television and telephone operations. These increases were partially offset by decreased expenses resulting from the sale of BIS.

Employee costs, consisting primarily of wages, payroll taxes, and employee benefits, increased $294.9 million in 1993 at the telecommunications group. There was a $141 million increase in benefit costs for active and retired employees due primarily to increased medical costs and an accrual for a supplemental executive retirement plan, and a $75 million charge resulting from a reversal of deferred pension costs at New York Telephone as ordered by the NYSPSC (see State Regulatory Matters). In 1993, wages and payroll taxes increased $79 million due to increases in salary and wage rates and additional labor costs due to winter storms, the World Trade Center bombing in 1993 (see Operating Revenues), and initiatives to improve service-quality levels, partially offset by a reduction in the work force due to force reduction plans.

All other operating expenses, consisting primarily of contracted and centralized services, rent and other general and administrative costs, increased $48.0 million in 1993 at the telecommunications group due primarily to a $64 million increase resulting from regulatory accounting adjustments relating to intraLATA toll calling in upstate New York (see Operating Revenues), a $13 million increase due to the telephone subsidiaries' contractual share of a predivestiture AT&T liability, and a $9 million increase at New York Telephone primarily attributable to the reversal of deferred inside wire expense recorded in 1991 and 1992. The increases were partially offset by a $15 million decrease in bad debt expense recognized pursuant to provisions of the billing and collections contract with AT&T, a $13 million decrease resulting from capitalization in 1993 of certain 1993 and 1992 engineering charges at New England Telephone, and a $13 million decrease in material and supply expense.

In 1992, Operating expenses excluding Depreciation and amortization and Taxes other than income decreased $597.2 million at the telecommunications group, principally due to $477 million of 1991 restructuring charges, force reductions, and cost containment measures (see Business page 27 1993 Consolidated Financial Statements
                                       NYNEX

Restructuring). Operating expenses excluding Depreciation and amortization and Taxes other than income at NYNEX's subsidiaries other than the telecommunications group decreased $464.8 million, principally due to the sale of the NYNEX Business Centers and the reorganization of NBISC's Office Systems Division.

Employee costs decreased $456 million in 1992 at the telecommunications group due principally to $386 million of pretax charges recorded in 1991 associated with force reduction programs (see Business
Restructuring), which included $153 million of pension-related expenses and $233 million for severance and other costs. In 1992, wages and payroll taxes decreased $94 million due primarily to a decreased number of employees, partially offset by increased wage rates. There was a net $34 million increase in benefit costs for active and retired employees primarily due to increased medical costs, partially offset by a $10 million reduction in pension costs primarily as a result of lump sum benefit payments to management employees.

All other operating expenses decreased $141 million in 1992 at the telecommunications group due primarily to $91 million of pretax charges recorded in 1991 (see Business Restructuring) and to the implementation of cost containment measures throughout NYNEX. In
1992, decreases in contracted and centralized services expense of $81 million and material and supply expense of $10 million were partially offset by a $60 million increase in right-to-use fees resulting primarily from software purchases.

Taxes other than income taxes (in millions)
              93............................$1,038.9

              92............................$1,054.6

              91............................$1,122.6

In 1993, Taxes other than income decreased $21.5 million at the telecommunications group. At New York Telephone, there was:
(1) a $29 million decrease in ad valorem taxes primarily attributable to the completion of the phase-out of the tax on central office equipment, (2) a $22 million decrease in property taxes due principally to lower assessments, and (3) a $4 million increase due to increased gross receipts tax rates. At New England Telephone, there was a $19 million increase in property taxes primarily attributable to increased tax rates and municipal assessments. At NYNEX's subsidiaries other than the telecommunications group, there was a $5.8 million increase principally due to increased property taxes.


In 1992, Taxes other than income decreased $63.8 million at the telecommunications group. At New York Telephone, there was an $80 million decrease in ad valorem taxes primarily attributable to the phase-out of the tax on central office equipment, partially offset by a $16 million increase resulting from higher gross receipts tax rates. At New England Telephone, there was a $9 million increase in property taxes. At NYNEX's subsidiaries other than the telecommunications group, there was a $4.2 million decrease principally due to decreased property taxes.

Depreciation and amortization (in millions)
              93............................$2,534.0

              92............................$2,518.0

              91............................$2,397.5

In 1993, Depreciation and amortization increased $18.1 million at the telecommunications group. The increase included: (1) a $69 million increase due to increased telephone plant in service, (2) a $41 million increase resulting from revised intrastate depreciation rates in Massachusetts, Rhode Island, and New Hampshire, (3) a $25 million increase due to represcribed interstate depreciation rates at New England Telephone, (4) a $62 million decrease due to the completion of intrastate amortization of electro-mechanical switching equipment in Massachusetts in 1992, (5) a $20 million decrease due to the completion of interstate amortization of the reserve deficiency in 1992, (6) an $11 million decrease in the amortization of the reserve deficiency for analog electronic switching systems offices in Rhode Island, (7) a $4 million decrease due to recognition in 1992 of expenses that were previously deferred in accordance with a prior regulatory agreement in New Hampshire, and (8) a $3 million decrease due to the completion of the amortization of customer premise wiring in 1992 at New England Telephone. The 1993 net decrease in Depreciation and amortization of $2.1 million at NYNEX's subsidiaries other than the telecommunications group was primarily due to the sale of BIS.

In 1992, Depreciation and amortization increased $159.3 million at the telecommunications group. The increase included: (1) a $91 million increase due to represcribed interstate depreciation rates retroactive to January 1, 1992 at New York Telephone, (2) a $35 million increase due to accelerated intrastate amortization of electro-mechanical switching equipment in Massachusetts, (3) a $27 million increase due to increased telephone plant page 28 1993 Consolidated Financial Statements
        NYNEX

in service, (4) an $18 million increase due to accelerated intrastate amortization associated with the analog switch retirement program in Rhode Island, (5) a $16 million increase due to a 1991 change in depreciable lives at New York Telephone, and (6) a $61 million decrease due to the amortization of the depreciation reserve deficiency at the telephone subsidiaries. The 1992 net decrease in Depreciation and amortization of $38.8 million at NYNEX's subsidiaries other than the telecommunications group was primarily due to $45 million of 1991 restructuring charges related to asset write-downs.

Operating Income
The decrease in Operating income for 1993 reflects the effect of $2.1 billion of pretax restructuring charges in 1993 (see Business Restructuring). The 1992 increase in Operating income reflects the effect of $769 million of pretax restructuring charges in 1991 (see Business Restructuring) and decreased losses in Other Diversified Operations in 1992 due to the sale of the NYNEX Business Centers and the reorganization of NBISC's
Office Systems Division.

Analysis of Segment Operating Income
(In millions)                              For the years ended December 31,
Operating Income                        1993           1992           1991
- ----------------------------------------------------------------------------

Telecommunications                      $967.2       $2,643.7       $1,963.7
Cellular                                   1.4           61.3           48.5
Publishing                                52.2           57.2           47.4
Financial Services                        38.9           63.4           27.0
Other Diversified Operations            (384.8)         (67.6)        (169.3)
                                         674.9        2,758.0        1,917.3
Adjustments and eliminations              14.9            2.5           13.0
Corporate expenses                      (356.5)        (233.0)        (340.1)
Consolidated operating income           $333.3       $2,527.5       $1,590.2
- ----------------------------------------------------------------------------

Telecommunications
Telecommunications operating income decreased $1.7 billion, or 63.4%, in 1993 and increased $680.0 million, or 34.6%, in 1992. The 1993 decrease was principally due to $1.6 billion of 1993 pretax restructuring charges
(see Business Restructuring) and increased benefit costs, partially offset by increased revenues. The 1992 increase was principally due to $488 million of 1991 pretax restructuring charges (see Business Restructuring) and to increased revenues, force reductions and cost containment in 1992.

Cellular
Cellular operating income decreased $59.9 million, or 97.7%, in 1993 and increased $12.8 million, or 26.4%, in 1992. The 1993 decrease was principally due to $61 million of pretax restructuring charges (see Business Restructuring). Excluding these charges, 1993 operating income was flat compared to 1992. In 1993, increased revenues were offset by increased data processing, commissions, and advertising costs associated with the expansion of the customer base. In 1992, growth in revenues exceeded the growth in operating expenses. Increased depreciation associated with cell site construction in New York and commissions related to customer additions in 1992 were partially offset by: (1) a reduction in data processing costs as a result of the move to a new data center in 1991; (2) lower rent due to the transfer of ownership of the cellular headquarters from NYNEX Properties Company; (3) lower advertising and contracted services due to cost containment
efforts and (4) a $6 million credit related to a vendor contract modification.

Publishing
Publishing operating income decreased $5.0 million, or 8.7%, in 1993 and increased $9.8 million, or 20.7%, in 1992. The 1993 decrease was principally due to $6 million of pretax restructuring charges (see Business Restructuring). Excluding these charges, 1993 operating income was flat compared to 1992. In 1993, increased revenues from the publication of directories in the Czech Republic were offset by increased data processing costs and increased expenses for the publication of international directories. Excluding the effect of 1991 restructuring charges, 1992 operating income was flat compared to 1991. Although
Yellow Pages advertising revenues decreased in 1992, cost containment measures resulted in lower expenses.

Financial Services
Financial Services operating income decreased $24.5 million, or 38.6% in 1993 and increased $36.4 million in 1992. The 1993 decrease was principally due to $40 million of pretax restructuring charges associated with plans to sell certain real estate holdings (see Business Restructuring), partially offset by increased revenues from leveraged leases. The 1992 increase was primarily due to 1991 restructuring charges and increased revenues from leveraged leases, partially offset by the discontinuance of real estate development efforts.

Other Diversified Operations
The operating loss from Other Diversified Operations increased $317.2 million in 1993 and decreased $101.7 million, or 60.1%, in 1992. The 1993 increase was principally due to $301 million of pretax restructuring charges (see Business Restructuring), increased expenses related to growth in international cable television and telephone operations, and decreased operating income associated with the sale of BIS in July
1993. The 1992 decrease was due primarily to the sale of the NYNEX
Business Centers, the reorganization of NBISC's Office Systems
Division and the effect of restructuring charges in 1991,
                               page 29 1993 Consolidated Financial Statements
                                       NYNEX

partially offset by losses from the professional services and software businesses and start-up and business development costs in international operations.

Other income (expense)-net
(In/millions)                               1993        1992         1991
- ------------------------------------------------------------------------------
                                          $(118.9)     $38.7        $(71.3)
- ------------------------------------------------------------------------------

The decrease in 1993 was primarily due to $84 million for the interstate portion of call premiums and other charges associated with the refinancing of long-term debt, a net $37 million of interest received in 1992 as a result of tax audit settlements, primarily at the telephone subsidiaries, and $31 million of pretax restructuring charges (see Business
Restructuring). The increase in 1992 was primarily due to 1991 restructuring charges and the aforementioned 1992 tax audit settlements.

Interest expense
(In/millions)                              1993         1992         1991
- ------------------------------------------------------------------------------
                                          $659.5       $684.6       $726.0
- ------------------------------------------------------------------------------

In 1993, average interest rates declined from 7.8% in 1992 to 7.1% primarily as a result of long-term debt refinancings, and average debt levels increased from $8.5 billion in 1992 to $8.8 billion (see Capital Resources and Liquidity). In 1992, average interest rates declined from 8.0% in 1991 to 7.8%, and average debt levels decreased from $8.8 billion in 1991 to $8.5 billion.

Income taxes
(In/millions)                              1993         1992         1991
- ------------------------------------------------------------------------------
                                          $(172.7)     $570.4       $192.1
- ------------------------------------------------------------------------------

Earnings (loss) before income taxes and cumulative effect of change in accounting principle decreased $2.3 billion in 1993, principally due to pretax restructuring charges, and there was an increase in the reversal of excess deferred taxes from previous years that had been deferred at a tax rate higher than the 1993 statutory rate. These decreases were partially offset by the effect of the Revenue Reconciliation Act of 1993, which increased the statutory corporate federal income tax rate from 34 percent to 35 percent. Earnings (loss) before income taxes and cumulative effect of change in accounting principle increased $1.1 billion in 1992, and there was a decrease in the reversal of excess deferred taxes from previous years that had been deferred at a tax rate higher than the 1992 statutory rate.

Adoption of Statement of Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits"
NYNEX adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement
No. 112"), in the fourth quarter of 1993, retroactive to January 1, 1993.

Statement No. 112 applies to postemployment benefits, including workers' compensation, disability plans and disability pensions, provided to former or inactive employees, their beneficiaries, and covered dependents after employment but before retirement. Statement No.
112 changed NYNEX's method of accounting from recognizing costs as benefits are paid to accruing the expected costs of providing these benefits. The initial effect of adopting Statement No. 112 was reported as a cumulative effect of a change in accounting principle and resulted in a one-time, non-cash charge of $189.2 million ($121.7 million after-tax). In subsequent years, the effect of Statement No. 112 is not expected to result in periodic expense materially different from the expense recognized under the prior method. The rate recovery of these costs in the intrastate jurisdictions for New England Telephone has not been determined.

Anticipated Effects of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in
Debt and Equity Securities"
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in
Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Statement No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. At acquisition, debt and equity securities will be classified into one of three categories, and at each reporting date, the classification of the securities will be assessed as to its appropriateness. Management anticipates that the implementation of Statement No. 115 will not have a material effect on NYNEX's results of operations and financial position.

Capital Resources and Liquidity
Cash provided by operating activities was $3.7, $3.5 and $3.2 billion in 1993, 1992 and 1991, respectively. Excluding the effects of restructuring charges (see Business Restructuring), Management anticipates cash provided by operating activities in 1994 to continue in the range attained in recent years.

Capital expenditures were $2.7, $2.4 and $2.5 billion in 1993, 1992 and 1991, respectively, and are projected to remain at a comparable level in 1994, excluding capital expenditures resulting from the re-engineering of systems and work processes (see Business Restructuring). In 1993, the telephone subsidiaries continued their capital expenditure program designed to upgrade and extend the existing telecommunications network, including new construction, optical fiber and modernization.
These capital expenditures were funded primarily through cash generated from opera-page 30 1993 Consolidated Financial Statements
        NYNEX

tions, and it is anticipated that 1994 capital expenditures will be similarly funded. Capital expenditures in 1993 also included the construction of 94 mobile cell sites, cell site digital upgrades, and the building of combined cable television/telephony networks in the United Kingdom.

Other investing activities for 1993 included NYNEX's investment of $1.2 billion in Viacom Inc. ("Viacom"), which owns and operates cable television networks and other businesses worldwide. NYNEX and Viacom will pursue strategic partnership opportunities in domestic and international cable television, media entertainment, video transmission, and telecommunications. Under the terms of the agreement, either NYNEX or Viacom may reduce NYNEX's investment by $600 million if Viacom has not acquired a majority of the outstanding voting capital stock of Paramount Communications Inc. ("Paramount") by August 31, 1994 or if Paramount is acquired by a third party. Other investments in 1993 included a $176.8 million investment in Orient Telecom & Technology Holdings Ltd. to acquire an indirect interest of approximately five percent in TelecomAsia Corporation Public Company Limited ("TelecomAsia"), primarily for a network expansion project in Bangkok, Thailand, and to develop telecommunications opportunities in China, a $25.7 million investment in STET Hellas Telecommunications S.A. for a Greek cellular project, and an additional $23.7 million investment in TelecomAsia. Other investing activities for 1992 included the initial investment of $289.1 million in TelecomAsia.

During 1993, commercial paper and other short-term debt increased a net $2.5 billion, resulting primarily from the investment in Viacom, long-term debt refinancings at the telephone subsidiaries, and increased capital expenditures. In 1993, financing activities included payments of $3.1 billion and proceeds of $2.4 billion, due to debt refinancings at the telephone subsidiaries to obtain lower interest rates. The majority of refinancing charges for the telephone subsidiaries, including call premiums, are deferred and amortized for intrastate rate-making purposes. It is estimated that these refinancings will result in an annual interest savings of approximately $62 million for the next five years, with savings thereafter varying. In order to hedge against interest rate exposures and foreign exchange exposures relating to overseas investments, NYNEX has entered into various interest rate, currency, and basis swap transactions.

In 1993, 1992 and 1991, NYNEX issued new shares of common stock for employee savings plans and the Dividend Reinvestment and Stock Purchase Plan, which increased equity by approximately $32 million in 1993, $230 million in 1992, and $260 million in 1991. During most of 1993, NYNEX purchased shares on the open market to fulfill plan requirements. As of November 1, 1993, NYNEX discontinued purchasing shares and began issuing new shares. In
January 1993, NYNEX began a stock repurchase program in connection with employee stock option plans established in 1992. NYNEX expects to repurchase common shares in the open market over a period of up to ten years; as stock options are exercised, repurchased shares will be released into the open market. Approximately one million common shares were repurchased in 1993 in connection with this program. On July 15, 1993, the Board of Directors of NYNEX declared a two-for-one stock split in the form of a 100 percent stock dividend.

At December 31, 1993, NYNEX's capital structure consisted of 53.9% debt and 46.1% equity, compared with 45.8% debt and 54.2% equity at December 31, 1992, due primarily to the 1993 net loss resulting from business restructuring and to increased commercial paper.

NYNEX CableComms, Ltd. is constructing a $3 billion fiber-optic network, to be completed by 1999, for the provision of cable television/telephony services in the northwest region of the United Kingdom. In December
1993, NYNEX invested in two newly-formed partnerships for the purpose of funding the construction program for this network. NYNEX, as the general partner, contributed assets with an aggregate market value of $130 million to the partnership that will manage the assets to be used to fund the construction program. This partnership is consolidated in NYNEX's financial statements. NYNEX contributed $4 million, accounted for as an equity method investment, as a limited partner in a second partnership which will obtain $384 million in financing with a term of ten years for the construction program. NYNEX has provided certain guarantees and indemnifications to the financing partnership regarding the completion of the construction program and any breach of the agreements due to events prior to the creation of the partnerships. This type of financing could provide significant additional funds over the next five years.

NYNEX Capital Funding Company ("CFC") has unissued registered medium-term debt securities of $1.5 billion at December 31, 1993. When issued, these securities will be guaranteed by NYNEX. The proceeds of these securities will be used to provide financing for NYNEX Corporation and the nontelephone subsidiaries. It is anticipated that CFC securities will be issued to meet funding requirements of NYNEX and certain nontelephone subsidiaries throughout 1994.

                               page 31 1993 Consolidated Financial Statements
                                       NYNEX

In December 1993, an independent bond rating agency lowered its rating of the long-term debt of NYNEX Corporation, which includes NYNEX Credit Company and CFC. Although Management cannot predict that the bond ratings of NYNEX Corporation, New York Telephone and New England Telephone will remain at current levels, Management believes that the bond ratings will remain at levels that are indicative of strong credit support for timely principal and interest payments in the foreseeable future.

On February 28, 1994, New York Telephone issued $450 million in debentures and $150 million in notes and used the proceeds to repay short-term borrowings from NYNEX. The proceeds were used by NYNEX to repay commercial paper borrowings. Pursuant to the indentures for certain of its debentures, New York Telephone has covenanted that it will not issue additional funded debt securities ranking equally with or prior to such debentures unless it has maintained an earnings coverage of 1.75 for interest charges for a period of any 12 consecutive months out of the 15 month period prior to the date of the proposed issuance. As a result of the 1993 business restructuring charges (see Business Restructuring), New York Telephone does not currently meet the earnings coverage requirement.

NYNEX is evaluating the benefits of additional debt refinancings and the issuance of additional debt and equity securities in 1994 to meet financing needs.

Competition and Other Matters
Various business alliances and other undertakings were announced in the telecommunications industry in 1993 that indicate an intensifying level of competition, especially with respect to the operations of the telephone subsidiaries. AT&T intends to acquire McCaw Cellular Communications Inc. ("McCaw") through a merger. McCaw operates in a number of areas within NYNEX's region in the Northeast. US WEST Inc. acquired a major interest in Time Warner Entertainment Co. L.P., which includes Time Warner Cable. Time Warner Cable has extensive operations in the Northeast, including New York City. Cablevision Systems Corp., which operates in Boston, Long Island, and Westchester County, plans to construct a fiber-optic network to deliver telecommunications and video services. MCI Communications Corp. ("MCI") plans to spend $2 billion to establish local fiber-optic networks in 20 major cities, including New York and Boston, offering a way to bypass the local exchange carrier, including the telephone subsidiaries, and connect directly to MCI's long-distance network. In certain markets in New York City and Boston, the telephone subsidiaries face significant competition from local access providers with substantial resources.

In October 1993, the FCC issued rules for the licensing of wireless personal communications services ("PCS") under an auction process scheduled to begin in 1994. NYNEX can participate in the auction for PCS licenses on the same basis as other applicants except that its participation is limited in those PCS service areas where NYNEX Mobile provides cellular service.
NYNEX is considering its options for participating in the PCS auction process.

NYNEX is implementing a major restructuring of its business (see Business Restructuring) and is pursuing strategic alliances in order to meet this competition. NYNEX expects that such competition will affect its revenues in the future; however, Management is unable to predict with any certainty the effects such competition may have on NYNEX's results of operations.

NYNEX is aggressively pursuing the enactment of changes to current restrictions on providing certain communication, information, and entertainment services over the network. NYNEX currently provides some of these services overseas, such as joint telephone and cable television service in the United Kingdom and advanced voice, data, video and cable services in Thailand. If legislation pending before Congress were passed, NYNEX would be able to offer video programming in its own service areas, offer long-distance service and manufacture telecommunications equipment.

The telephone subsidiaries currently account for the economic effects of regulation in accordance with the provisions of Statement No. 71. Statement No. 71 would no longer apply in the event that the recoverability of operating costs through rates becomes unlikely or uncertain, whether resulting from competitive effects or specific regulatory actions. NYNEX continuously assesses its position and the recoverability of its telecommunications assets with respect to Statement No. 71 and believes that Statement No. 71 still applies. However, it is possible that events in the industry and the markets in which NYNEX operates could change NYNEX's position in the near future, and the impact of such a change would be material.

page 32 1993 Consolidated Financial Statements
        NYNEX

Selected Financial and Operating Data

(In millions, except per share amounts)               1993           1992           1991           1990           1989
- -------------------------------------------------------------------------------------------------------------------------
Operating revenues                                    $13,408        $13,183        $13,255        $13,608        $13,220
Operating expenses                                    $13,075        $10,655        $11,665        $11,593        $11,464
Interest expense                                      $   660        $   685        $   726        $   700        $   691
Earnings (loss) before cumulative effect of change
in accounting principle                               $  (272)       $ 1,311        $   601        $   949        $   808
Cumulative effect of change in accounting for
postemployment benefits, net of taxes                    (122)             -              -              -              -
Net income (loss)                                     $  (394)       $ 1,311        $   601        $   949        $   808
Earnings (loss) per share before cumulative
effect of change in accounting principle*             $  (.66)       $  3.20        $  1.49        $  2.39        $  2.05
Cumulative effect per share of change in
accounting principle                                     (.29)             -              -              -              -
Earnings (loss) per share*                            $  (.95)       $  3.20        $  1.49        $  2.39        $  2.05
Dividends per share*                                  $  2.36        $  2.32        $  2.28        $  2.28        $  2.18
Property, plant and equipment-net                     $20,250        $19,973        $19,915        $19,729        $19,465
Total assets                                          $29,458        $27,732        $27,503        $26,651        $25,909
Long-term debt                                        $ 6,938        $ 7,018        $ 6,833        $ 6,945        $ 6,465
Stockholders' equity                                  $ 8,416        $ 9,724        $ 9,120        $ 9,149        $ 9,369
Book value per share*                                 $ 20.28        $ 23.51        $ 22.38        $ 22.86        $ 23.78
Capital expenditures!                                 $ 2,717        $ 2,450        $ 2,499        $ 2,493        $ 2,421
Ratio of earnings to fixed charges?#                      .42           3.34           1.93           2.60           2.33
Network access lines in service                          16.1           15.7           15.4           15.3           14.9
- --------------------------------------------------------------------------------------------------------------------------
  See Management's Discussion and Analysis of Financial Condition and Results of Operations for the effect of restructuring charges and 1991 results of operations. Results of operations for 1990 include $305 million of pretax ($211 million after-tax) restructuri charges, and results of operations for 1989 include $510 million of pretax ($325 million after-tax) restructuring charges.
* Amounts for 1989-1992 have been restated to reflect a two-for-one common stock split in the form of a 100 percent stock dividend d on July 15, 1993.
! Excludes additions under capital lease obligations and the equity component of allowance for funds used during construction.
? For the purpose of this ratio: (i) earnings have been calculated by adding Interest expense and the estimated interest portion of to Earnings (loss) before income taxes and cumulative effect of change in accounting principle; and (ii) /xed charges are comprise
  Interest expense and the estimated interest portion of rentals.
# Earnings were inadequate to cover fixed charges by $445.1 million for the year ended December 31, 1993 as a result of $1.4 billion fourth quarter 1993 after-tax business restructuring charges.

Report of Independent Accountants

To the Stockholders and Board of Directors of NYNEX Corporation:

We have audited the accompanying consolidated balance sheets of NYNEX Corporation and its subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of NYNEX Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NYNEX Corporation and its subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
As discussed in Notes A and C to the consolidated financial statements, NYNEX Corporation changed its methods of accounting for income taxes, postretirement benefits other than pensions, and postemployment benefits in 1993.


s/Coopers & Lybrand
Coopers & Lybrand
New York, New York
February 9, 1994
                               page 33 1993 Consolidated Financial Statements
                                       NYNEX

Report of Management

Management of NYNEX Corporation and its subsidiaries ("NYNEX") has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles and, in Management's opinion, are fairly presented. The consolidated financial statements include amounts that are based on Management's best estimates and judgments. Management also prepared the other information in this report and is responsible for its accuracy and consistency with the consolidated financial statements.

The consolidated financial statements have been audited by Coopers & Lybrand, independent accountants, whose appointment was ratified by NYNEX's stockholders. Management has made available to Coopers & Lybrand all of NYNEX's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, Management believes that all representations made to Coopers & Lybrand during its audit were valid and appropriate.

Management of NYNEX has established and maintains an internal control structure that is designed to provide reasonable assurance as to the integrity and reliability of the consolidated financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of the internal control structure should not exceed the benefits to be derived. The internal control structure provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. Management monitors the internal control structure for compliance, considers recommendations for improvement from both the internal auditors and Coopers & Lybrand, and updates such policies and procedures as necessary. Monitoring includes an internal auditing function to independently assess the effectiveness of the internal controls and recommend possible improvements thereto. Management believes that the internal control structure of NYNEX is adequate to accomplish the objectives discussed herein.

The Audit Committee of the Board of Directors, which is comprised of directors who are not employees, meets periodically with Management, the internal auditors and Coopers & Lybrand to review the manner in which they are performing their responsibilities and to discuss matters relating to auditing, internal controls and financial reporting. Both the internal auditors and Coopers & Lybrand periodically meet privately with the Audit Committee and have access to the Audit Committee at any time.

Management also recognizes its responsibility for conducting NYNEX activities under the highest standards of personal and corporate conduct. This responsibility is accomplished by fostering a strong ethical climate as characterized in NYNEX's Codes of Business Conduct, publicized throughout NYNEX. These codes of conduct address, among other things, standards of personal conduct, potential conflicts of interest, compliance with all domestic and foreign laws, accountability for NYNEX property, and the confidentiality of proprietary information.


s/William C. Ferguson
William C. Ferguson
Chairman of the Board and Chief Executive Officer


s/Peter M. Ciccone
Peter M. Ciccone
Vice President and Comptroller
page 34  1993 Consolidated Financial Statements
         NYNEX

Consolidated Statements of Income


For the year ended December 31, in millions, except per share amounts                  1993             1992              1991
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues
  Local service                                                                      $ 6,472.9         $ 6,307.6         $ 6,097.0
  Long distance                                                                        1,134.4           1,113.4           1,171.5
  Network access                                                                       3,387.2           3,355.8           3,294.8
  Other                                                                                2,413.3           2,405.7           2,691.4
- ------------------------------------------------------------------------------------------------------------------------------------
operating revenues                                                                    13,407.8          13,182.5          13,254.7
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Expenses [Note Q]
Maintenance and support                                                                3,194.2           2,778.6           2,973.9
Depreciation and amortization                                                          2,534.0           2,518.0           2,397.5
Marketing and customer services                                                        1,441.1           1,281.0           1,287.6
Taxes other than income [Note M]                                                       1,038.9           1,054.6           1,122.6
Selling, general and administrative                                                    4,031.1           2,163.9           2,778.5
Other                                                                                    835.2             858.9           1,104.4
- ------------------------------------------------------------------------------------------------------------------------------------
operating expenses                                                                    13,074.5          10,655.0          11,664.5
- ------------------------------------------------------------------------------------------------------------------------------------
income                                                                                   333.3           2,527.5           1,590.2
Other income (expense)-net                                                              (118.9)             38.7             (71.3)
Interest expense                                                                         659.5             684.6             726.0
- ------------------------------------------------------------------------------------------------------------------------------------
(loss) before income taxes and cumulative effect of
  change in accounting principle                                                        (445.1)          1,881.6             792.9
Income taxes [Note B]                                                                   (172.7)            570.4             192.1
- ------------------------------------------------------------------------------------------------------------------------------------
(loss) before cumulative effect of change in
  accounting principle                                                                  (272.4)          1,311.2             600.8
Cumulative effect of change in accounting for
  postemployment benefits, net of taxes [Note C]                                        (121.7)                -                 -
- ------------------------------------------------------------------------------------------------------------------------------------
income (loss)                                                                        $  (394.1)        $ 1,311.2         $   600.8
- ------------------------------------------------------------------------------------------------------------------------------------
(loss) per share before cumulative effect of
  change in accounting principle*                                                    $    (.66)        $    3.20         $    1.49
Cumulative effect per share of change in accounting principle                             (.29)                -                 -
- ------------------------------------------------------------------------------------------------------------------------------------
(loss) per share*                                                                    $    (.95)        $    3.20         $    1.49
- ------------------------------------------------------------------------------------------------------------------------------------
average number of shares outstanding*                                                    412.7             409.8             403.0
- ------------------------------------------------------------------------------------------------------------------------------------
Amounts for 1991 and 1992 have been restated to reflect a two-for-one common stock split in the form of a 100 percent stock dividend declared on July 15, 1993.

  See accompanying notes to consolidated financial statements.

                                 page 35 1993 Consolidated Financial Statements
                                         NYNEX

Consolidated Balance Sheets
December 31, in millions                                                                           1993                1992
- ------------------------------------------------------------------------------------------------------------------------------------
Assets
  Current assets:
  Cash and temporary cash investments                                                              $   157.8           $    88.9
  Receivables (net of allowance of $205.9 and $190.3, respectively)                                  2,439.1             2,382.2
  Inventories                                                                                          169.2               186.5
  Prepaid expenses                                                                                     306.2               321.0
  Deferred charges and other current assets                                                            849.4               545.7
- ------------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                                 3,921.7             3,524.3
- ------------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment-net [Note D]                                                          20,250.0            19,973.2
  Deferred charges and other assets [Note E]                                                         5,286.7             4,234.2
- ------------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                             $29,458.4           $27,731.7
- ------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
  Current liabilities:
  Accounts payable [Note M]                                                                        $ 2,853.3           $ 2,564.1
  Short-term debt [Note G]                                                                           3,190.1             1,419.4
  Other current liabilities [Note M]                                                                   763.3               811.0
- ------------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                            6,806.7             4,794.5
- ------------------------------------------------------------------------------------------------------------------------------------
Long-term debt [Notes F and L]                                                                       6,937.8             7,018.2
  Deferred income taxes                                                                              3,545.0             3,406.8
  Unamortized investment tax credits                                                                   360.3               426.1
  Other long-term liabilities and deferred credits [Notes B and C]                                   3,393.1             2,362.4
- ------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                   21,042.9            18,008.0
- ------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies [Notes K, L, O, and P]
  Stockholders' equity: [Notes I and J]
  Preferred stock--$1 par value, 70,000,000 shares authorized                                              -                   -
  Preferred stock--Series A Junior Participating/$1 par value,
     5,000,000 shares authorized                                                                           -                   -
  Common stock--$1 par value, 750,000,000 shares authorized                                            431.1               214.2
  Additional paid-in capital                                                                         6,624.5             6,520.0
  Retained earnings                                                                                  2,388.3             3,958.7
  Treasury stock--(16,215,353 and 7,375,946 shares, respectively, at cost)                            (648.1)             (572.9)
  Deferred compensation/LESOP Trust                                                                   (380.3)             (396.3)
- ------------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                           8,415.5             9,723.7
- ------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                         $29,458.4           $27,731.7
- ------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

page 36 1993 Consolidated Financial Statements
        NYNEX


Consolidated Statements of Changes in Stockholders' Equity
                                                                                                            Deferred      Total
                                                                  Additional                              Compensation  Stock-
                                                Common   Common    Paid-In      Retained      Treasury      LESOP         holders'
  In millions                                   Shares   Stock     Capital      Earnings       Stock        Trust         Equity
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                       207.5   $207.5    $6,016.7     $3,935.9      $(572.9)     $(438.4)       $9,148.8
  Employee benefit and
    dividend reinvestment
    plans [Notes I and J]                          3.6      3.6       265.5            -            -         23.0           292.1
  Dividends
    ($2.28 per common share)                         -        -           -       (923.0)           -            -          (923.0)
  Other                                              -        -          .1          1.1            -            -             1.2
  Net income                                         -        -           -        600.8            -            -           600.8
Balance, December 31, 1991                       211.1   $211.1    $6,282.3     $3,614.8      $(572.9)     $(415.4)       $9,119.9
  Employee benefit and
    dividend reinvestment
    plans [Notes I and J]                          3.1      3.1       237.2          (.1)           -         19.1           259.3
  Dividends
    ($2.32 per common share)                         -        -           -       (954.3)           -            -          (954.3)
  Other                                              -        -          .5        (12.9)           -            -           (12.4)
  Net income                                         -        -           -      1,311.2            -            -         1,311.2
- ------------------------------------------------------------------------------------------------------------------------------------
December 31, 1992                                214.2   $214.2    $6,520.0     $3,958.7      $(572.9)     $(396.3)       $9,723.7
  Employee benefit and
    dividend reinvestment
    plans [Notes I and J]                          2.3      2.3       100.3            -        (67.0)        16.0            51.6
  Stock split [Note I]                           214.6    214.6           -       (206.4)        (8.2)           -               -
  Dividends
    ($2.36 per common share)                         -        -           -       (974.8)           -            -          (974.8)
  Other                                              -        -         4.2          4.9            -            -             9.1
  Net loss                                           -        -           -       (394.1)           -            -          (394.1)
- ------------------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                431.1   $431.1    $6,624.5     $2,388.3      $(648.1)     $(380.3)       $8,415.5
- ------------------------------------------------------------------------------------------------------------------------------------
  At December 31, 1993 there were 972,151 stockholders of record of common shares.

  See accompanying notes to consolidated financial statements.

                               page 37 1993 Consolidated Financial Statements
                                       NYNEX

Consolidated Statements of Cash Flows
  For the year ended December 31, in millions                               1993                1992                1991
- ------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net income (loss)                                                       $   (394.1)         $  1,311.2          $    600.8
- ------------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
  Depreciation and amortization                                              2,534.0             2,518.0             2,397.5
  Amortization of unearned lease income-net                                    (91.7)              (67.1)              (57.8)
  Allowance for funds used during construction-equity component                (30.8)              (30.6)              (28.6)
  Changes in operating assets and liabilities:
    Receivables                                                                (56.9)              107.8               152.1
    Inventories                                                                 17.3                51.4               198.8
    Prepaid expenses                                                            14.8                22.1               (16.4)
    Deferred charges and other current assets                                 (303.7)               43.4              (202.9)
    Accounts payable                                                           284.4              (483.6)               56.5
    Other current liabilities                                                  (47.7)               24.4              (257.9)
  Deferred income taxes and Unamortized investment tax credits                  72.4               214.4               191.6
  Other long-term liabilities and deferred credits                           1,030.7              (168.5)              892.9
  Other-net                                                                    626.5               (35.2)             (679.5)
- ------------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                            4,049.3             2,196.5             2,646.3
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                    3,655.2             3,507.7             3,247.1
- ------------------------------------------------------------------------------------------------------------------------------------
Flows From Investing Activities:
  Capital expenditures                                                      (2,717.2)           (2,449.6)           (2,499.3)
  Investment in leased assets                                                 (241.5)             (198.6)             (133.5)
  Cash received from leasing activities                                         57.7                62.8                68.9
  Other investing activities-net                                            (1,349.5)             (308.0)               17.8
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       (4,250.5)           (2,893.4)           (2,546.1)
- ------------------------------------------------------------------------------------------------------------------------------------
Flows From Financing Activities:
  Issuance of commercial paper and short-term debt                          14,438.6             9,030.2            17,132.0
  Repayment of commercial paper and short-term debt                        (11,985.6)           (8,781.0)          (17,447.8)
  Issuance of long-term debt                                                 2,410.9               573.0               521.2
  Repayment of long-term debt and capital leases                              (141.3)             (673.7)             (148.4)
  Debt refinancings and call premiums                                       (3,120.3)             (123.2)              (70.8)
  Issuance of common stock                                                      98.3               146.9               170.3
  Purchase of treasury stock                                                   (92.3)                  -                   -
  Dividends paid                                                              (944.1)             (855.6)             (821.2)
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                            664.2              (683.4)             (664.7)
- ------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in Cash and temporary cash investments                  68.9               (69.1)               36.3
  Cash and temporary cash investments at beginning of year                      88.9               158.0               121.7
- ------------------------------------------------------------------------------------------------------------------------------------
Cash and temporary cash investments at end of year                        $    157.8          $     88.9          $    158.0
- ------------------------------------------------------------------------------------------------------------------------------------
  See accompanying notes to consolidated financial statements.

page 38 1993 Consolidated Financial Statements
        NYNEX

Notes to Consolidated Financial Statements


A    ACCOUNTING POLICIES

Basis of Presentation
The consolidated financial statements include the accounts of NYNEX Corporation and its subsidiaries ("NYNEX"). The 1992 and 1991 consolidated financial statements have been reclassified to conform to the current year's format.

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles including certain accounting practices prescribed by the Federal Communications Commission (the
"FCC") and certain state regulatory commissions for New York Telephone Company ("New York Telephone") and New England Telephone and Telegraph Company ("New England Telephone") (collectively, the "telephone subsidiaries").

Cash and Temporary Cash Investments
Temporary cash investments are liquid investments with maturities of three months or less. Temporary cash investments are stated at cost, which approximates market value.

NYNEX's cash management policy is to make funds available in banks when checks are presented. At December 31, 1993 and 1992, NYNEX had recorded in Accounts payable checks outstanding but not presented for payment of $203.1 and $266.0 million, respectively.

Inventories
The telephone subsidiaries' inventories consist of materials and supplies that are stated principally at average cost. Inventories purchased for resale are calculated using weighted average cost and are stated at the lower of cost or market. Certain other inventories are carried on a last-in, first-out basis and are stated at the lower of cost or market.

Property, Plant and Equipment
Property, plant and equipment is stated at its original cost.

When depreciable plant is disposed of by the telephone subsidiaries, the carrying amount, salvage, and cost to remove such plant are charged to accumulated depreciation.

Depreciation rates used by the telephone subsidiaries are prescribed by the FCC for interstate operations and by the various state public service commissions for intrastate operations. All rates are calculated on a straight-line basis using the concept of "remaining life." Property, plant and equipment for all other subsidiaries is depreciated on a straight-line basis over its useful life.

Regulatory authorities allow the telephone subsidiaries to capitalize interest, including an allowance on share owner's equity, as a cost of constructing certain plant and as income, included in Other income (expense)-net. Such income will be realized over the service life of the plant as the resulting higher depreciation expense is recovered through the rate-making process.

Refinancing Charges
The telephone subsidiaries defer the intrastate portion of call premiums and other charges associated with the redemption of long-term debt and expense the interstate portion of these charges, as required by the state regulatory commissions and the FCC, respectively. The deferred amounts are amortized over periods stipulated by state regulatory commissions. Prior to January 1, 1988, these charges were deferred and amortized for both intrastate and interstate purposes. The deferred amounts included in the consolidated balance sheets are $286.5 and $162.1 million at December 31, 1993 and 1992, respectively.

Income Taxes
Effective January 1, 1993, NYNEX adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109"), which superseded Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes." The effect of implementing Statement
No. 109 on NYNEX's financial position and results of operations was not significant. Statement No. 109 requires that deferred tax assets and liabilities be measured based on the enacted tax rates that will be in effect in the years in which temporary differences are expected to reverse. However, for the telephone subsidiaries, the treatment of excess deferred taxes resulting from the reduction of tax rates prior to 1993 is subject to federal income tax and regulatory rules.

Deferred income tax provisions of the telephone subsidiaries are based on amounts recognized for rate-making purposes. The telephone subsidiaries recognize a deferred tax liability and establish a corresponding regulatory asset for tax benefits previously flowed through to ratepayers. The major temporary difference that gave rise to the net deferred tax liability is depreciation, which for income tax purposes is determined based on accelerated methods and shorter lives.

Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("Statement No. 71") requires the telephone subsidiaries to reflect the additional deferred income taxes as regulatory assets to the extent that they will be recovered in the rate-making process. In accordance with the normalization provisions under federal tax law, the telephone subsidiaries reverse excess deferred taxes relating to depreciation of regulated assets over the regulatory lives of those assets. For other excess deferred taxes, the regulatory agencies generally allow amortization of excess deferred taxes over the reversal period of the temporary difference giving rise to the deferred taxes.

                               page 39 1993 Consolidated Financial Statements
                                       NYNEX

On August 10, 1993, the Revenue Reconciliation Act of 1993 was signed into law, and the statutory corporate federal income tax rate increased to 35 percent from 34 percent, retroactive to January 1, 1993. In accordance with Statement No. 109, NYNEX adjusted its current and deferred income tax balances to reflect the tax rate change. The telephone subsidiaries reflected the additional deferred income taxes arising from the tax rate increase primarily as regulatory assets.

The Tax Reform Act of 1986 repealed the investment tax credit ("ITC"), effective January 1, 1986. As required by tax law, ITC for the telephone subsidiaries was deferred and is amortized as a reduction to tax expense over the estimated service lives of the related assets giving rise to the credits.

B    INCOME TAXES

The components of income tax (benefit) expense are as follows:
In millions                                 1993*       1992       1991
- ------------------------------------------------------------------------------Federal:
Current                                     $ 466.9     $553.8     $ 438.0
Deferred-net                                 (611.9)      13.2      (212.3)
Deferred tax credits-net                      (59.7)     (63.8)      (68.0)
- ------------------------------------------------------------------------------
                                             (204.7)     503.2       157.7
- ------------------------------------------------------------------------------
State and local:
Current                                        88.1       25.8        44.7
Deferred-net                                  (59.2)      35.7        (9.8)
- ------------------------------------------------------------------------------
                                               28.9       61.5        34.9
- ------------------------------------------------------------------------------
Foreign                                         3.1        5.7         (.5)
- ------------------------------------------------------------------------------
Total                                       $(172.7)    $570.4     $ 192.1
- ------------------------------------------------------------------------------*
Does not include the deferred tax benefit of $67.5 million associated with the Cumulative effect of change in accounting for postemployment benefits.

A reconciliation between the federal income tax (benefit) expense computed at the statutory rate and NYNEX/s effective tax (benefit) expense is as follows:
                                            1993        1992       1991
- ------------------------------------------------------------------------------
Federal income tax (benefit)
expense computed at statutory rate          $(155.8)    $639.7     $269.5
a.   Amortization of investment tax
     credits over the life of the assets
     which gave rise to the credits           (65.8)     (69.4)     (71.2)
b.   Amortization of excess deferred
     federal taxes due to change
     in the tax rates                         (66.8)     (56.3)     (76.5)
c.   State and local income taxes, net
     of federal tax bene/t                     18.8       40.5       23.0
d.   Depreciation of certain taxes
     and payroll-related construction
     costs capitalized for financial
     statement purposes, but
     deducted for income tax
     purposes in prior years                   31.6       38.4       37.0
e.   Exit from the information
     products and services business            87.1          -          -
f.   Other items-net                          (21.8)     (22.5)      10.3
- ------------------------------------------------------------------------------
Income tax (benefit) expense                $(172.7)    $570.4     $192.1
- ------------------------------------------------------------------------------

Instead of a state income tax, New York Telephone is subject to a gross receipts tax that is not included in "c" above. Temporary differences for which deferred income taxes have not been provided by the telephone subsidiaries are represented principally by "d" above. Only taxes currently payable on these temporary differences are recognized in the rate-making process.

The components of current and long-term deferred tax assets and liabilities at December 31, 1993 are as follows:
In millions                                 Assets      Liabilities
- ------------------------------------------------------------------------------
Deferred tax due to:
     Depreciation and amortization          $      -    $3,265.0
     Leveraged leases                              -       787.7
     Restructuring charges                     707.6           -
     Benefits                                  860.0       191.1
     Unamortized investment tax credits        197.1           -
     Deferred publishing revenues              178.2           -
     Other                                     195.5       633.1
- ------------------------------------------------------------------------------
Total deferred taxes                         2,138.4     4,876.9
- ------------------------------------------------------------------------------
Valuation allowance*                          (113.9)
- ------------------------------------------------------------------------------
Net deferred tax assets                     $2,024.5     2,024.5
- ------------------------------------------------------------------------------
Net deferred tax liabilities                            $2,852.4
- ------------------------------------------------------------------------------
*The valuation allowance primarily represents capital losses generated from the exit from the information products and services business which will probably not be utilized during the carryforward period.

At December 1993 and 1992, the telephone subsidiaries recorded approximately $674 and $597 million, respectively, in deferred taxes representing the cumulative amount of income taxes on temporary differences that were previously /owed through to ratepayers. The telephone subsidiaries recorded a corresponding regulatory asset in deferred charges for these items, representing amounts that will be recovered through the rate-making process. These deferrals have been increased for the tax effect of future revenue requirements and will be amortized over the lives of the related depreciable assets concurrently with their recovery in rates.

The telephone subsidiaries recorded a regulatory liability at December 31, 1993 and 1992 of approximately $630 and $871 million, respectively, in Other long-term liabilities and deferred credits and in Other current liabilities. A substantial portion of the regulatory liability relates to the reduction in the statutory federal income tax rate in 1986 and unamortized ITC. These liabilities have been increased for the tax effect of future revenue requirements.

C    EMPLOYEE BENEFITS

Pensions
Substantially all NYNEX employees are covered by one of two noncontributory defined benefit pension plans (the "Plans"). Benefits for management employees are based on a modified career average pay plan while benefits for nonmanagement employees are based on a nonpay-related plan. Contributions page 40 1993 Consolidated Financial Statements
        NYNEX

are made, to the extent deductible under the provisions of the Internal Revenue Code, to an irrevocable trust for the sole benefit of pension plan participants. Total pension (benefit) cost for 1993, 1992 and 1991 was ($167.0), $22.8, and $27.9 million, respectively. The components are as follows:

In millions                                 1993        1992       1991
- ------------------------------------------------------------------------------
Estimated return on plan assets:
  Actual                                    $(1,964)    $  (757)   $(2,518)
  Deferred portion                              833        (350)     1,485
- ------------------------------------------------------------------------------
 Net                                         (1,131)     (1,107)    (1,033)
Service cost                                   199          213        228
Interest cost on projected
benefit obligation                             928          997        895
Other-net                                     (163)         (77)       (71)
- ------------------------------------------------------------------------------
Net pension (benefit) cost                    (167)          26         19
Deferred benefits (costs)
  principally due to state
  regulatory decisions                           -           (3)         9
- ------------------------------------------------------------------------------
Total pension (benefit) cost                $ (167)     $    23    $    28
- ------------------------------------------------------------------------------
The pension benefit for 1993 includes the effect of plan amendments and changes in actuarial assumptions for future compensation levels.

The following table sets forth the Plans' funded status and amounts recognized in the consolidated balance sheets:
                                                           December 31,
In millions                                              1993       1992
- ------------------------------------------------------------------------------
Actuarial present value of accumulated
  benefit obligation, including vested
  benefits of $10,154 and $9,367, respectively          $11,082    $10,473
- ------------------------------------------------------------------------------
Plan assets at fair value, primarily listed stock,
  corporate and governmental debt and
  real estate                                           $14,607    $13,515
Less: Actuarial present value of projected
  benefit obligation                                     12,570     11,459
- ------------------------------------------------------------------------------
Excess of plan assets over projected
  benefit obligation                                      2,037      2,056
Unrecognized prior service cost                          (2,008)     (674)
Unrecognized net gain                                      (785)    (2,244)
Unrecognized transition asset                              (548)      (609)
- ------------------------------------------------------------------------------
Accrued pension cost                                    $(1,304)   $(1,471)
- ------------------------------------------------------------------------------

The assumptions used to determine the projected benefit obligation at December 31, 1993 and 1992 include a discount rate of 7.5% and 8.5%, respectively, and an increase in future compensation levels of 4.5% in both years for management employees and 4.0% in both years for nonmanagement employees.
The expected long-term rate of return on pension plan assets used to calculate pension expense was 8.9% in 1993 and 1992 and 8.5% in 1991. Periodically, the Plans have been amended to increase the level of plan benefits. The actuarial projections included herein anticipate plan improvements in the future.


In 1992, NYNEX amended its management pension plan to provide early retirement incentives, which increased the projected benefit obligation by $11.7 million, of which $5.8 million was expensed and $5.9 million was deferred. In addition, management employees who left
NYNEX in 1992 and 1993 under the Force Management Plan could elect to receive their pension benefit in a lump sum distribution, or as a monthly annuity beginning when they left the company. The 1992 reduction in the number of management employees and the lump sum option were accounted for as a curtailment and a settlement, respectively, and reduced pension costs by $75.3 million in 1992, of which $42.9 million was recognized as a reduction to expense and $32.4 million was deferred. The impact of the 1993 reduction in the number of employees and the lump sum option was not significant.

In October 1991, NYNEX amended its nonmanagement pension plan to provide an early retirement incentive, which increased the projected benefit obligation in 1991 by $491.8 million, of which $150.0 million was expensed and $341.8 million was deferred. The expense associated with the nonmanagement early retirement incentive was included in the charges for force reduction programs in the fourth quarter of 1991.

Postretirement Benefits Other Than Pensions
NYNEX provides certain health care and life insurance benefits for retired employees and their families. Substantially all of NYNEX's employees may become eligible for these benefits if they reach pension eligibility while working for NYNEX.

Effective January 1, 1993, NYNEX adopted Statement of Financial Accounting Standards No. 106, "Employers'/ Accounting for Postretirement Benefits Other Than Pensions" ("Statement No. 106"). Statement No. 106 changed the practice of accounting for postretirement benefits from recognizing costs as benefits are paid to accruing the expected cost of providing these benefits during an employee's working life. NYNEX is recognizing the transition obligation for retired employees and the earned portion for active employees over a 20-year period. The cost of health care benefits and group life insurance was determined using the unit credit cost actuarial method.

Net postretirement benefit cost for 1993 includes the following components:
(In millions)
- ------------------------------------------------------------------------------
Service cost                                            $ 45.6
Interest cost                                            333.6
Estimated return on plan assets                          (92.6)
Deferred asset gain                                        9.4
Amortization of transition obligation                    177.6
- ------------------------------------------------------------------------------
Net postretirement benefit cost                         $473.6
- ------------------------------------------------------------------------------

                               page 41 1993 Consolidated Financial Statements
                                       NYNEX

The following table sets forth the funded status and amounts recognized, as of December 31, 1993, for postretirement benefit plans:
(In millions)
- ------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation attributable to:
  Retirees                                              $(3,431.5)
  Fully eligible plan participants                         (456.1)
  Other active plan participants                           (881.1)
- ------------------------------------------------------------------------------
Total accumulated postretirement
  benefit obligation                                     (4,768.7)
Fair value of plan assets                                 1,063.5
- ------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  in excess of plan assets                               (3,705.2)
Unrecognized net loss                                       269.0
Unrecognized transition obligation                        3,170.3
- ------------------------------------------------------------------------------
Accrued postretirement benefit cost                     $  (265.9)
- ------------------------------------------------------------------------------

The actuarial assumptions used to determine the 1993 obligation for postretirement benefit plans under Statement No. 106 include the following: discount rate of 7.5%; weighted average expected long-term rate of return on plan assets of 8.4%; weighted average salary growth rate of 4.2%; medical cost trend rate of 14.3% grading down to 4.5% in 2008; and dental cost trend rate of 5.0% grading down to 3.0% in 2002.

A one percent increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of net postretirement benefit cost for 1993 by $29.2 million and would have increased the accumulated postretirement benefit obligation at December 31, 1993 by $298.6 million.

As a result of planned work force reductions, NYNEX recorded an additional $519.5 million of postretirement benefit cost in 1993 accounted for as a curtailment.

Total costs of providing benefits for retired employees and their families were $198.5 and $153.9 million in 1992 and 1991, respectively.

A substantial portion of the expense recognized under Statement No. 106 relates to the telephone subsidiaries, which are subject to rate regulation. With respect to interstate treatment, the FCC released an order in January 1993 stating that costs recognized under Statement No. 106 are not exogenous costs and, therefore, did not warrant an upward rate adjustment under price caps at that time. In their April 1993 filing of interstate access tariffs under the FCC's price cap rules, the telephone subsidiaries sought an exogenous cost increase of $12 million to reflect the transition obligation for current retirees under Statement No. 106. The proposed rates went into effect July 1, 1993, subject to possible refund pending resolution of the accounting treatment of postretirement health care costs.



With respect to intrastate treatment, in January 1994 the New York State Public Service Commission ("NYSPSC") approved New York Telephone's plan for regulatory accounting and rate-making treatment allowing the adoption of both Statement No. 106 and Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("Statement No. 87"), on a revenue requirement neutral basis, providing for the amortization of existing deferred pension costs within a ten-year period, except that the NYSPSC required New York Telephone to write-off $75 million of previously deferred pension costs in 1993, and eliminating the need for additional deferrals of Statement No. 106 and Statement No. 87 costs.

New England Telephone has implemented a similar plan as previously discussed with each of its state regulatory commissions. Approval of the plan is still pending in the State of Rhode Island.

The telephone subsidiaries implemented Statement No. 106 for financial reporting purposes in accordance with the accounting plans submitted to state regulatory commissions.

NYNEX established two separate Voluntary Employees' Beneficiary Association Trusts ("VEBA Trusts"), one for management and the other for nonmanagement, to begin prefunding postretirement health care benefits. In 1991 and 1992, NYNEX transferred a portion of excess pension assets, totalling $486 million, to health care benefit accounts within the pension plans and then contributed those assets to the VEBA Trusts. The assets in the VEBA Trusts consist primarily of equity and fixed income securities. Additional contributions to the VEBA Trusts are evaluated and determined by NYNEX management.

Postemployment Benefits
NYNEX adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement
No. 112"), in the fourth quarter of 1993, retroactive to January 1, 1993. Statement No. 112 applies to postemployment benefits, including workers' compensation, disability plans and disability pensions, provided to former or inactive employees, their beneficiaries, and covered dependents after employment but before retirement. Statement No. 112 changed NYNEX's method of accounting from recognizing costs as benefits are paid to accruing the expected costs of providing these benefits. The initial effect of adopting Statement No. 112 was reported as a cumulative effect of a change in accounting principle and resulted in a one-time, non-cash charge of $189.2 million ($121.7 million after-tax). In subsequent years, the effect of Statement No. 112 is not expected to result in periodic expense materially different from the expense recognized under the prior method. The rate recovery of these costs in the intrastate jurisdictions for New England Telephone has not been determined.

page 42 1993 Consolidated Financial Statements
        NYNEX

D    PROPERTY, PLANT AND EQUIPMENT-NET

The components of property, plant and equipment-net are as follows:
                                                         December 31,
In millions                                           1993       1992
- ------------------------------------------------------------------------------
Buildings                                        $ 2,796.0  $ 2,725.8
Telephone plant and equipment                     28,568.9   27,860.0
Furniture and other equipment                      1,462.1    1,438.9
Other                                                151.0      174.1
- ------------------------------------------------------------------------------
Total depreciable property, plant and equipment   32,978.0   32,198.8
Less: accumulated depreciation                    13,719.4   13,105.2
- ------------------------------------------------------------------------------
                                                  19,258.6   19,093.6
Land                                                 161.4      163.1
Plant under construction and other                   830.0      716.5
- ------------------------------------------------------------------------------
Total property, plant and equipment-net          $20,250.0  $19,973.2
- ------------------------------------------------------------------------------

E    LONG-TERM INVESTMENTS

NYNEX's long-term investments were $1.9 billion and $500.8 million at December 31, 1993 and 1992, respectively, and are included in Deferred charges and other assets. In November 1993, NYNEX invested
$1.2 billion in Viacom Inc. ("Viacom"), which owns and operates cable television networks worldwide. NYNEX purchased 24 million shares of Viacom preferred stock, carrying an annual dividend of five percent. The stock is convertible into shares of Viacom Class B non-voting common stock at a price of $70 per share. NYNEX has two seats on Viacom's board and will pursue strategic partnership opportunities in domestic and international cable television, media entertainment, video transmission, and telecommunications. Under the terms of the agreement, either NYNEX or Viacom may reduce NYNEX's investment by $600 million if Viacom has not acquired a majority of the outstanding voting capital stock of Paramount Communications Inc. ("Paramount") by August 31, 1994 or if Paramount is acquired by a third party. In November 1993, NYNEX invested $176.8 million for a 23.1% interest in Orient Telecom & Technology Holdings Ltd. ("OTT") to acquire an indirect interest of approximately five percent in TelecomAsia Corporation Public Company Limited ("TelecomAsia"), primarily for a network expansion project in Bangkok, Thailand, and to develop telecommunications opportunities in China. In 1992 and 1993, NYNEX invested $289.1 million and $23.7 million, respectively, in TelecomAsia. Viacom, OTT, and TelecomAsia are accounted for under the cost method. NYNEX/s other long-term investments include equity and cost method investments in domestic and international interests, including cellular, real estate, telecommunications, and publishing ventures.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in
Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Statement No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. At acquisition, debt and equity securities will be classified into one of three categories, and at each reporting date, the classification of the securities will be assessed as to its appropriateness. Management anticipates that the implementation of Statement No. 115 will not have a material effect on NYNEX's results of operations and financial position.

F    LONG-TERM DEBT

Interest rates and maturities on long-term debt outstanding are as follows:
                            Interest                       December 31,
In millions                  Rates           Maturities   1993      1992
- ------------------------------------------------------------------------------
Refunding Mortgage
Bonds:                      33/8%/73/4%      1996/2006    $  675.0  $  675.0
                            6%/9%            2007/2014       425.0   1,075.0
Debentures:                 4%/81/5%         1996/2006       655.0     625.0
                            63/8%/93/5%      2007/2018     1,262.6   1,680.2
                            67/8%/93/8%      2022/2033     1,800.0   2,000.0
Notes                       31/3%/141/2%     1995/2008     1,475.5     779.5
Other                                                        619.4     151.4
Unamortized discount-net                                     (45.5)    (49.8)
- ------------------------------------------------------------------------------
                                                           6,867.0   6,936.3
- ------------------------------------------------------------------------------
Long-term capital lease
  obligations                                                 70.8      81.9
- ------------------------------------------------------------------------------
Total long-term debt                                      $6,937.8  $7,018.2
- ------------------------------------------------------------------------------
The annual requirements for principal payments on long-term debt, excluding capital leases, are $113.1, $112.9, $133.1, $365.0 and $242.5 million for the years 1994 through 1998, respectively.

                               page 43 1993 Consolidated Financial Statements
                                       NYNEX

The telephone subsidiaries' Refunding Mortgage Bonds and $2.0 billion of Debentures outstanding at December 31, 1993 are callable, upon thirty days' notice, by the respective telephone subsidiary, after the required term of years. Additionally, $350 million of Debentures are repayable on November 15, 1996, in whole or in part, at the option of the holder.

Substantially all of New York Telephone's assets are subject to lien under New York Telephone's Refunding Mortgage Bond indenture. At December 31, 1993, New York Telephone's total assets were approximately $15.4 billion.

On February 10, 1993, New York Telephone issued $100 million of its Thirty Year 7 5/8% Debentures due February 1, 2023 and callable on and after February 1, 2003. Net proceeds of the offering were used to repay short-term borrowings from NYNEX. NYNEX used the amount received from New York Telephone to repay commercial paper borrowings and, accordingly, $97.7 million of Short-term debt was classified as Long-term debt at December 31, 1992 and is presented in "Other" in the table above.

At December 31, 1993, New York Telephone had $850 million of unissued, unsecured debt securities registered with the Securities and Exchange Commission ("SEC"). On February 28, 1994, New York Telephone issued $150 million of its Ten Year 6 1/4% Notes due February 15, 2004 and $450 million of its Thirty Year 7 1/4% Debentures due February 15, 2024. Net proceeds of the offering were used to repay short-term borrowings from NYNEX. NYNEX used the amount received from New York Telephone to repay commercial paper borrowings and, accordingly, $588.6 million of Short-term debt has been classified as Long-term debt at December 31, 1993 and is presented in "Other" in the table above. This reduces to $250 million the remaining unissued, unsecured debt securities registered with the SEC.

Pursuant to the indentures for certain of its debentures, New York Telephone has covenanted that it will not issue additional funded debt securities ranking equally with or prior to such debentures unless it has maintained an earnings coverage of 1.75 for interest charges for a period of any 12 consecutive months out of the 15 month period prior to the date of proposed issuance. As a result of the 1993 business restructuring charges (see Note Q), New York Telephone does not currently meet the earnings coverage requirement.

At December 31, 1993, New England Telephone had $500 million of unissued, unsecured debt securities registered with the SEC.

At December 31, 1993, NYNEX Capital Funding Company had $1.5 billion of unissued medium-term debt securities registered with the SEC. When issued, these securities will be guaranteed by NYNEX.

G  SHORT-TERM DEBT

At December 31, 1993, NYNEX had unused lines of credit with various financial institutions amounting to approximately $3.8 billion. These lines of credit, together with cash and temporary cash investments, are used to support outstanding commercial paper.

NYNEX's short-term borrowings and related weighted average interest rates are as follows:

                                                                                                   Weighted average interest rates
                                                                       December 31,                         December 31,
In millions                                                    1993         1992          1991     1993         1992         1991
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial paper and short-term debt!!                       $3,068.6     $1,100.9       $949.1    3.4%         3.5%         4.9%
Debt maturing within one year #                                 113.1        308.5        613.5    7.8%         8.1%         9.4%
Current portion of long-term capital lease obligations            8.4         10.0         10.8
- --------------------------------------------------------------------------------------------------
Total short-term debt                                         $3,190.1    $1,419.4     $1,573.4
- ------------------------------------------------------------------------------------------------------------------------------------
In millions                                                    1993         1992          1991     1993         1992         1991
- ------------------------------------------------------------------------------------------------------------------------------------
Average amount of commercial paper outstanding during
the year!                                                     $1,743.7    $1,022.7     $1,454.9    3.6%*        4.2%*        6.4%*
Maximum amount of commercial paper outstanding at any
month's end during the year                                   $3,642.1    $1,211.8     $1,807.4
- ------------------------------------------------------------------------------------------------------------------------------------
!! At December 31, 1993 and 1992, $588.6 and $97.7 million, respectively, of commercial paper borrowings were classified as
   Long-term debt because of their repayment by long-term borrowings.
#  At December 31, 1992, $175 million of New England Telephone's Thirty-Nine Year 8 5/8% Debentures due September 1, 2009 were classified as Short-term debt because of their redemption on January 19, 1993.
!  Computed by dividing the sum of the aggregate principal amounts outstanding each day during the year by the total number of calendar days in the year.
*  Computed by dividing the aggregate related interest expense by the average daily face amount.

page 44 1993 Consolidated Financial Statements
        NYNEX

H   FINANCING OF CABLECOMMS, LTD.

In December 1993, two partnerships were formed, South CableComms, L.P ("SC"), and Chartwell Investors L.P. ("Chartwell"), both Delaware limited partnerships. These partnerships and their subsidiaries are separate and distinct legal entities from NYNEX, as are their assets and liabilities. Two wholly owned subsidiaries of NYNEX contributed assets, consisting of cash and stock, with an aggregate market value of $ 130 million to SC in exchange for general partner interests, and Chartwell contributed $20 million in cash to SC in exchange for a limited partner interest. All of the partners have committed to make future capital contributions as required by the Partnership Agreement.
SC's purpose is to manage and protect a portfolio of assets, which is being used to fund the construction and operations of cable and telecommunications systems in the United Kingdom under contracts with NYNEX CableComms, Ltd. (a wholly owned subsidiary of NYNEX). SC is included in NYNEX's consolidated financial statements, and Chartwell's interest in SC is reflected in minority interest which is included in Other long-term liabilities and deferred credits.

NYNEX also contributed $4 million to Chartwell in exchange for an initial 20% limited partner interest. The purpose of Chartwell is to obtain $384 million in financing for SC, and the funding of Chartwell will consist of equity and debt. The term of the debt is ten years, with principal payments beginning after the fifth year, and Chartwell is entitled to receive cumulative preferential payments from SC sufficient to meet debt service requirements. For financial reporting purposes, NYNEX's investment in Chartwell is reflected in Deferred charges and other assets. As of December 31, 1993, neither NYNEX nor any of its other affiliates was indebted to SC or any of its affiliates.

NYNEX provides a completion guarantee to Chartwell for the first five years of the debt. If the construction program does not meet certain tests and these shortfalls are not cured within a specified time period, the completion agreement will necessitate payments to be made directly to Chartwell. NYNEX will also provide indemnification to Chartwell, among others, in respect of certain liabilities, including all liability, loss or damage incurred as a result of any breach of the agreements set forth, and tax indemnities relating to events prior to the creation of SC. In addition, NYNEX will maintain certain financial and operating standards and, under certain conditions, may elect to purchase the general partner's interest in Chartwell's interest.

I   STOCKHOLDERS' EQUITY

Common Stock
On July 15, 1993, the Board of Directors of NYNEX declared a two-for-one common stock split in the form of a

100 percent stock dividend, payable September 15, 1993 to holders of record at the close of business on August 16, 1993.

As of November 1, 1993, NYNEX discontinued purchasing shares of its common stock and began issuing new shares in connection with employee savings plans and the Dividend Reinvestment and Stock Purchase Plan.

Shareholder Rights Agreement
In October 1989, NYNEX adopted a Shareholder Rights Agreement, pursuant to which shareholders received a dividend distribution of one right for each outstanding share of NYNEX's common stock. As a result of the two-for-one common stock split, the rights have been adjusted so that shareholders receive one right for every two shares of common stock. Each right entitles the shareholder to buy 1/100 of a share of $1.00 par value
Series A Junior Participating Preferred Stock from NYNEX at an exercise price of $250 per right. Five million shares of this Preferred Stock have been authorized, with three million shares reserved for exercise of the rights. The rights, which are subject to adjustment, will not be exercisable or separable from the common stock until ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of NYNEX's outstanding common stock or ten business days following the commencement of, or public announcement of the intent to commence, a tender or exchange offer by a beneficial owner of 15% or more of the outstanding common stock.

If any person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a right will receive, upon exercise at the right's then current exercise price, common stock having a value equal to twice the exercise price. If NYNEX is acquired in a merger or business combination, or if 50% or more of NYNEX's assets or earning power is sold, each right holder will receive, upon exercise at the right's then current exercise price, common stock in the new company having a value equal to twice the exercise price of the right.

NYNEX may exchange rights for shares of common stock or redeem rights in whole at a price of $.01 per right at any time prior to their expiration on October 31, 1999.

Leveraged Stock Ownership Plan
In February 1990, NYNEX established a leveraged employee stock ownership plan ("LESOP") and loaned $450 million to the LESOP Trust ("internal LESOP note"). The LESOP Trust used the proceeds to purchase, at fair market value, 5.6 million shares of NYNEX's common stock held in treasury. NYNEX issued and guaranteed $450 million of 9.55% Debentures, the proceeds of which were principally used to repurchase 5.4 million shares in the open market, completing the stock repurchase plan. The Debentures page 45 1993 Consolidated Financial Statements
                                       NYNEX

require payments of principal annually and are due May 1, 2010. Interest payments are due semiannually. The Debentures and the internal LESOP note are recorded as Long-term debt and as Deferred compensation, respectively. Deferred compensation will be reduced as shares are released and allocated to participants.

NYNEX maintains savings plans that cover substantially all of its employees. Under these plans, NYNEX matches a certain percentage of eligible employee contributions. Under provisions of the Savings Plan for Salaried Employees, NYNEX's matching contributions are allocated to employees in the form of NYNEX stock from the LESOP Trust, based on the proportion of principal and interest paid by the LESOP Trust in a year to the remaining principal and interest due over the life of the internal LESOP note. Compensation expense is recognized based on the shares allocated method.

NYNEX's matching contributions to the savings plans and any change in the required contribution as a result of leveraging this obligation are recorded as compensation expense. Compensation expense applicable to the savings plans for 1993, 1992 and 1991 was $81.3, $76.9 and $74.1 million, respectively, and was reduced by $26.2, $26.1 and $25.6 million, respectively, for the dividends paid on LESOP shares used to service the internal LESOP note.

J    STOCK OPTION PLANS

NYNEX has stock option plans for key management employees under which options to purchase NYNEX common stock are granted at a price equal to or greater than the market price of the stock at the date of grant. In November
1989, NYNEX established the 1990 Stock Option Plan, approved by shareholders in May 1990, that permits the grant of options no later than December 1994 to purchase up to 4 million shares of common stock; options may not be exercisable for a period less than one year or greater than ten years from date of grant.

The 1990 Stock Option Plan for key management employees allows for the granting of stock appreciation rights ("SARs") in tandem with options granted. Upon exercise of a SAR, the holder may receive shares of common stock and/or cash equal to the excess of the market price of the common stock at the exercise date over the option price. SARs may be exercised in lieu of the underlying option only when those options become exercisable.

In August 1990, NYNEX acquired Stockholder Systems, Inc. ("SSI"). Under the terms of the SSI Acquisition Agreement, SSI employees were entitled to receive NYNEX common stock upon exercise of SSI stock options at a conversion rate that allowed the SSI stock option price to remain unchanged. The SSI option holders were not entitled to any SARs. As a result of NYNEX's sale of SSI in January 1994, SSI stock options are no longer exercisable for NYNEX common stock.

Effective March 31, 1992, NYNEX established stock option plans for nonmanagement employees and for management employees other than those who are eligible to participate in the 1990 Stock Option Plan. Employees were granted options, with the number of options varying according to employee level, to purchase a fixed number of shares of NYNEX common stock at the market price of the stock on the grant date. Fifty percent of the options could be exercised one year from the grant date, with the remaining fifty percent exercisable two years from the grant date. These options expire ten years from the grant date.

NYNEX has repurchased and placed in treasury stock approximately one million shares of its common stock for subsequent reissuance in connection with the employee stock option plans established in 1992.

The following summarizes the activity for those shares under option under the various stock option plans and the SSI Acquisition Agreement, including the related SARs:

                                                                  Price Range
Stock Options                          Shares                       Per Share
- ------------------------------------------------------------------------------
Outstanding at December 31, 1990     1,043,680             $ 27.60 to $ 88.13
Granted                                609,039             $ 69.13 to $ 72.25
Exercised                              (72,016)            $ 31.35 to $ 69.88
Canceled                               (88,174)            $ 43.82 to $ 88.13
SSI net activity                       (16,003)            $ 27.60 to $ 37.95
- ------------------------------------------------------------------------------
Outstanding at December 31, 1991     1,476,526             $ 27.60 to $ 88.13
Granted                              8,316,058             $ 70.63 to $ 88.13
Exercised                             (200,827)            $ 31.35 to $ 75.57
Canceled                              (103,021)            $ 49.38 to $ 88.13
SSI net activity                       (35,596)            $ 27.60 to $ 37.95
- ------------------------------------------------------------------------------
Outstanding at December 31, 1992     9,453,140             $ 27.60 to $ 88.13
Granted prior to stock split           806,891             $ 70.63 to $ 88.88
Exercised prior to stock split        (644,196)            $ 31.34 to $ 88.13
Canceled prior to stock split          (79,473)            $ 69.13 to $ 88.13
Stock split (Note I)                 9,519,950                   -          -
Granted after stock split               16,595             $ 42.32 to $ 46.07
Exercised after stock split           (281,500)            $ 16.50 to $ 44.07
Canceled after stock split            (106,605)            $ 21.91 to $ 44.07
SSI net activity                       (16,412)            $ 13.80 to $ 18.98
- ------------------------------------------------------------------------------
Outstanding at December 31, 1993    18,668,390             $ 13.80 to $ 46.07
- ------------------------------------------------------------------------------

                                         For the year ended December 31,
Number of shares                       1993           1992           1991
- ------------------------------------------------------------------------------
Stock appreciation rights:
Outstanding at beginning of year        29,247         97,343        182,154
Granted                                      -          2,232              -
Exercised                               (7,551)       (19,579)       (56,927)
Canceled                               (23,571)       (50,749)       (27,884)
Stock split (Note I)                     3,739              -              -
- ------------------------------------------------------------------------------
Outstanding at end of year               1,864         29,247         97,343
- ------------------------------------------------------------------------------

There were 8,250,014 and 704,241 stock options exercisable at December 31, 1993 and 1992, respectively.

page 46  1993 Consolidated Financial Statements
         NYNEX


K   LEASES

NYNEX leases certain facilities and equipment used in its operations. Rental expense was $337.0, $362.6 and $371.7 million for 1993, 1992 and 1991, respectively.

At December 31, 1993, the minimum lease commitments under noncancelable leases for the periods shown were as follows:

In millions
Year                                        Operating      Capital
- ------------------------------------------------------------------------------
1994                                        $125.6         $ 20.1
1995                                          99.4           17.8
1996                                          89.2           16.3
1997                                          72.2           12.3
1998                                          64.2           11.7
Thereafter                                   471.9          404.4
- ------------------------------------------------------------------------------
Total minimum lease payments                $922.5          482.6
Less: executory costs                                        15.4
- ------------------------------------------------------------------------------
Net minimum lease payments                                  467.2
Less: interest                                              387.4
- ------------------------------------------------------------------------------
Present value of net minimum lease payments                $ 79.8
- ------------------------------------------------------------------------------

NYNEX Credit Company ("NCC") is the lessor in leveraged and direct financing lease agreements under which commercial aircraft, railroad cars, industrial equipment, power generators, residential real estate, telecommunications and computer equipment are leased for terms of 5 to 30 years. Minimum lease payments receivable represent unpaid rentals, less principal and interest on third-party nonrecourse debt relating to leveraged lease transactions. Since NCC has no general liability for this debt, the related principal and interest have been offset against the minimum lease payments receivable. Minimum lease payments receivable are subordinate to the debt, and the debt holders have a security interest in the leased equipment.

At December 31, 1993, the net investment in leveraged leases was $382.0 million and in direct financing leases was $86.4 million. At December
31, 1992, the net investment in leveraged leases was $283.1 million and in direct financing leases was $85.6 million. The components of NCC's net investment in these leases were as follows:

                                                December 31,
In millions                                 1993           1992
- ------------------------------------------------------------------------------
Minimum lease payments receivable       $1,344.9       $914.6
Unguaranteed residual value                908.7        616.4
Initial direct costs                          .8            -
Less: Unearned income                      995.7        592.5
Deferred income taxes                      771.9        559.4
Allowance for uncollectibles                18.4         10.4
- ------------------------------------------------------------------------------
Net investment                          $  468.4       $368.7
- ------------------------------------------------------------------------------


At December 31, 1993, future minimum lease payments receivable, in millions, in excess of debt service requirements on nonrecourse debt related to leveraged and direct financing leases, are collectible as follows:
$62.9 in 1994; $36.7 in 1995; $29.8 in 1996; $29.4 in 1997; $31.5 in
1998; and $1,154.6 thereafter.

L   FINANCIAL INSTRUMENTS

Off-Balance-Sheet Risk and Concentrations of Credit Risk
NYNEX has entered into transactions in financial instruments with off-balance-sheet risk, to reduce its exposure to market and interest rate risk in its short-term and long-term securities. NYNEX entered into various interest rate, currency, and basis swap transactions, with an aggregate notional amount of $2.0 billion, to hedge against interest rate and foreign exchange exposures. Of this amount, there were $679 million of foreign exchange hedges to counter currency fluctuations associated with foreign investments. These hedges and swaps mature at various dates from 1994 through 2004.

Risk in these transactions involves both risk of counterparty nonperformance under the contract terms and risk associated with changes in market values and interest rates. The counterparties to these contracts consist of major financial institutions and organized exchanges. NYNEX continually monitors its positions and the credit ratings of its counterparties and limits the amount of contracts it enters into with any one party. While NYNEX may be exposed to credit losses in the event of nonperformance by these counterparties, it does not anticipate losses, due to the aforementioned control procedures. The settlement of these transactions is not expected to have a material effect upon NYNEX's financial position or results of operations.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each type of financial instrument for which estimation was practicable:

Long-term investments The estimated fair value of investments accounted for under the cost method is based on quoted market prices for those or similar investments. The carrying amounts at December 31, 1993 and 1992 were $1.7 billion and $334.3 million, respectively. The estimated fair values at December 31, 1993 and 1992 were $3.2 billion and $318.6 million, respectively.

Long-term debt The estimated fair value of long-term debt is based on quoted market prices or discounted future cash flows using the weighted average coupon rate and current interest rates. The carrying amounts at December 31, 1993 and 1992 were $6.9 and $6.9 billion, respectively. The estimated fair values at December 31, 1993 and 1992 were $7.1 and $7.1 billion, respectively.

                              page 47  1993 Consolidated Financial Statements
                                       NYNEX


Interest rate swaps/Foreign exchange hedges The estimated fair value is based on amounts NYNEX would receive or pay to terminate such agreements taking into account current market rates. The estimated fair value at December
31, 1993 and 1992 was a net payable position of $18.1 and $7.4 million, respectively.

M   ADDITIONAL FINANCIAL INFORMATION
In millions                            1993           1992         1991
- ------------------------------------------------------------------------------
Taxes other than income:
Property                               $  399.6       $  432.8     $  515.4
Gross receipts                            500.1          492.0        476.0
Payroll-related                            65.1           53.9         57.4
Other                                      74.1           75.9         73.8
- ------------------------------------------------------------------------------
Total                                  $1,038.9       $1,054.6     $1,122.6
- ------------------------------------------------------------------------------

                                                         December 31,
In millions                                           1993         1992
- ------------------------------------------------------------------------------
Accounts payable:
Trade                                                 $1,089.0     $  979.5
Taxes                                                    146.7        165.2
Compensated absences                                     291.2        271.0
Dividends                                                244.8        240.0
Payroll                                                  155.7        193.3
Interest                                                 113.4        136.9
Other                                                    812.5        578.2
- ------------------------------------------------------------------------------
Total                                                 $2,853.3     $2,564.1
- ------------------------------------------------------------------------------
Other current liabilities:
Advance billings and customers/ deposits              $  279.0     $  291.6
Deferred income taxes                                      4.1        101.3
Other                                                    480.2        418.1
- ------------------------------------------------------------------------------
Total                                                 $  763.3     $  811.0
- ------------------------------------------------------------------------------

Total research and development costs charged to expense for 1993, 1992 and 1991 were $162.8, $131.7 and $108.4 million, respectively.

In 1993, 1992 and 1991, American Telephone and Telegraph Company ("AT&T") provided approximately 16%, 17% and 17%, respectively, of NYNEX's total operating revenues, primarily Network access revenues and Other revenues from billing and collection services performed by the telephone subsidiaries for AT&T.

Telesector Resources Group, Inc., a NYNEX subsidiary, owns a one-seventh interest in Bell Communications Research, Inc. ("Bellcore"). Bellcore furnishes technical and support services to NYNEX relating to exchange telecommunications and exchange access services. For 1993, 1992 and 1991, NYNEX recorded charges of $128.5, $142.1 and $137.9 million, respectively, in connection with these services.


N   SUPPLEMENTAL CASH FLOW INFORMATION

The following information is provided in accordance with Statement of
Financial Accounting Standards No. 95, "Statement of Cash Flows":
                                                   December 31,
In millions                            1993           1992           1991
- ------------------------------------------------------------------------------
Income tax payments                  $591.8         $533.5         $443.9
- ------------------------------------------------------------------------------
Interest payments                    $611.7         $659.2         $653.3
- ------------------------------------------------------------------------------
Additions to property, plant and
  equipment under capital lease
  obligations                        $    -         $  2.7         $  4.5
- ------------------------------------------------------------------------------
Noncash items excluded from
  the Statement of Cash Flows:
Common Stock issued for
  dividend reinvestment and
  stock compensation plans           $ 29.6         $102.0         $ 97.5
Short-term debt classified as
  Long-term debt (see Note F)        $588.6         $ 97.7         $    -
- ------------------------------------------------------------------------------

O   REVENUES SUBJECT TO POSSIBLE REFUND

Several state and federal regulatory matters, including affiliate transaction issues in New York Telephone's 1990 intrastate rate case and overearnings complaints by interstate access customers, may possibly require the refund of a portion of the revenues collected in the current and prior periods. As of December 31, 1993, the aggregate amount of such revenues that was estimated to be subject to possible refund was approximately $172.9 million, plus related interest. The outcome of each pending matter, as well as the time frame within which each will be resolved, is not presently determinable.

P   LITIGATION AND OTHER CONTINGENCIES

It is probable that various state and local tax claims aggregating approximately $300 million in tax and associated interest will be asserted against New York Telephone for the period 1983 through 1993. While New York Telephone's counsel cannot give assurance as to the outcome, counsel believes that New York Telephone has strong legal positions in these matters.

Various other legal actions and regulatory proceedings are pending that may affect NYNEX, including matters involving Racketeer Influenced and Corrupt Organizations Act, antitrust, tort, contract and tax deficiency claims. While counsel cannot give assurance as to the outcome of any of these matters, in the opinion of Management based upon the advice of counsel, the ultimate resolution of these matters in future periods is not expected to have a material effect on NYNEX's financial position or annual operating results but could have a material effect on quarterly operating results.

page 48  1993 Consolidated Financial Statements
         NYNEX


Q   BUSINESS RESTRUCTURING

In the fourth quarter of 1993, $2.1 billion of pretax business restructuring charges were recorded, primarily related to efforts to redesign operations and work force reductions. These charges include: $1.1 billion for severance and postretirement medical costs for employees leaving
NYNEX through 1996; $626 million for re-engineering service delivery;
$283 million for sale or discontinuance of information product and services businesses; and $106 million for restructuring at other nontelephone subsidiaries. The restructuring charges were included in the Consolidated Statements of Income as follows: Maintenance and support -- $192 million; Marketing and customer services -- $53 million; Selling, general and administrative -- $1.8 billion; and Other income
(expense)-net -- $31 million.

In the fourth quarter of 1991, $841 million of pretax organizational restructuring charges were recorded, including $563 million for force reduction programs and $278 million for restructuring in the real estate and Other Diversified Operations businesses. The charges were included in the Consolidated Statements of Income as follows: Other revenues -- $21 million; Maintenance and support -- $95 million; Depreciation and amortization -- $42 million; Marketing and customer services -- $19 million; Selling, general and administrative -- $593 million; and Other income
(expense)-net -- $71 million.

R   SEGMENT INFORMATION

A description of NYNEX's key business segments and Management's Discussion and Analysis of operating revenues and operating income by segment are presented on pages 24-26 and 28-29, respectively.



Identifiable assets, depreciation expense and capital expenditures by business segment are as follows:

In millions                          1993           1992           1991
- ------------------------------------------------------------------------------
Identifiable Assets:
Telecommunications                   $24,857.2      $24,343.3      $24,658.5
Cellular                                 676.4          523.4          419.8
Publishing                               529.3          492.4          501.1
Financial Services                     1,491.3        1,244.8        1,080.4
Other Diversified Operations           1,856.9        1,675.1        1,600.4
- ------------------------------------------------------------------------------
Total identifiable assets            $29,411.1      $28,279.0      $28,260.2
- ------------------------------------------------------------------------------
Depreciation and Amortization
  Expense:
Telecommunications                   $ 2,392.9      $ 2,374.8      $ 2,215.5
Cellular                                  66.1           67.3           46.2
Publishing                                14.0           12.3           16.3
Financial Services                          .8             .5            8.3
Other Diversified Operations              60.2           63.1          111.2
- ------------------------------------------------------------------------------
Total depreciation and
  amortization expense               $ 2,534.0      $ 2,518.0      $ 2,397.5
- ------------------------------------------------------------------------------
Capital Expenditures:
Telecommunications                   $ 2,327.8      $ 2,119.7      $ 2,255.9
Cellular                                 164.8          164.5          156.5
Publishing                                13.1           17.5            7.1
Financial Services                         1.1           16.7           24.5
Other Diversified Operations             210.4          131.2           55.3
- ------------------------------------------------------------------------------
Total capital expenditures           $ 2,717.2      $ 2,449.6      $ 2,499.3
- ------------------------------------------------------------------------------

Total intersegment sales in 1993, 1992 and 1991 were $343.0, $358.1 and $416.1 million, respectively, principally in the Telecommunications segment. The Financial Services segment had total outstanding debt of $637.0, $565.2 and $499.9 million at December 31, 1993, 1992 and 1991, respectively.

A reconciliation of total segment identifiable assets to consolidated assets is as follows:

In millions                          1993           1992           1991
- ------------------------------------------------------------------------------
Segment identifiable assets          $29,411.1      $28,279.0      $28,260.2
Adjustments and eliminations          (1,445.0)        (872.6)      (1,043.3)
Corporate assets                       1,462.7          295.7          256.3
Investment in unconsolidated
  subsidiary (Note M)                     29.6           29.6           29.4
- ------------------------------------------------------------------------------
Consolidated assets                  $29,458.4      $27,731.7      $27,502.6
- ------------------------------------------------------------------------------

                               page 49 1993 Consolidated Financial Statements NYNEX

Supplementary Information


Quarterly Financial Data (Unaudited)

All adjustments (consisting only of normal recurring accruals) necessary for a fair statement of income for each period have been included in the following table.
                                                                                 For the quarter ended
In millions, except per share amounts                      March 31,      June 30,        September 30,         December 31,
- -----------------------------------------------------------------------------------------------------------------------------1993
Operating revenues                                         $ 3,320.2      $ 3,364.3       $ 3,330.4             $ 3,392.9
Operating income                                           $   668.9      $   668.1       $   645.5             $(1,649.2)
Earnings (loss) before cumulative effect
  of change in accounting principle                        $   331.1      $   340.2       $   298.3             $(1,242.0)
Cumulative effect of change in accounting for
  postemployment benefits, net of taxes                       (123.5)             -             1.8                     -
Net income (loss)!                                         $   207.6      $   340.2       $   300.1             $(1,242.0)
Earnings (loss) per share before cumulative effect
  of change in accounting principle #                      $     .80      $     .82       $     .72             $   (3.00)
Cumulative effect per share of change in accounting
  principle                                                     (.30)             -             .01                     -
Earnings (loss) per share !#                               $     .50      $     .82       $     .73             $   (3.00)
Dividends per share #                                      $     .59      $     .59       $     .59             $     .59
Market price:*#
  High                                                     $  46.250      $  46.125       $  48.875             $  46.500
  Low                                                      $  41.000      $  40.313       $  43.500             $  40.125
- -----------------------------------------------------------------------------------------------------------------------------1992
Operating revenues                                         $ 3,245.0      $ 3,290.8       $ 3,331.5             $ 3,315.2
Operating income                                           $   629.4      $   657.1       $   625.1             $   615.9
Net income                                                 $   336.2      $   331.1       $   319.7             $   324.2
Per share:#
  Earnings                                                 $     .82      $     .81       $     .78             $     .79
  Dividends                                                $     .58      $     .58       $     .58             $     .58
Market price:*#
  High                                                     $  41.188      $  39.875       $  42.813             $  44.250
  Low                                                      $  35.063      $  34.563       $  39.125             $  39.500
- -----------------------------------------------------------------------------------------------------------------------------/
<F01>
The quarters ended March 31, 1993 and September 30, 1993 have been restated as a result of the adoption of Statement No. 112 effective January 1, 1993 and for the effect of the increase in the tax rate on this item.
#   Amounts for 1992 and the quarters ended March 31, 1993 and June 30, 1993 have been restated to reflect a two-for-one common stock split in the form of a 100 percent stock dividend declared on July 15, 1993.
*   Market price obtained from the New York Stock Exchange-Composite Transactions Index.

Results for the first quarter of 1993 include the adoption of Statement No.
112. See Note C, "Employee Benefits," for further discussion. Results for the third quarter of 1993 reflect the effect of the increase in the statutory
corporate federal income tax rate. See Note A, "Accounting Policies--Income Taxes," for further discussion. Results for the fourth quarter of 1993 reflect the effect of charges for business restructuring, including re-engineering operations and force reductions. The total pretax effect of these charges was distributed as follows: $2.1 billion was reflected in operating expenses and $31 million was reflected in Other income (expense)-net. The after-tax effect of these charges was a reduction in net income of approximately $1.4 billion. See the section entitled "Business
Restructuring" included in Management's Discussion and Analysis of Financial Condition and Results of Operations for further discussion of these charges.

NYNEX Corporate Officers

William C. Ferguson             Frederic V. Salerno                Peter M. Ciccone                  Donald J. Sacco
Chairman of the Board and       Vice Chairman -                    Vice President and Comptroller    Vice President
Chief Executive Officer         Finance and Business                                                 Human Resources
                                Development                        Saul Fisher
Ivan G. Seidenberg                                                 Vice President                    Thomas J. Tauke
President and Chief             Raymond F. Burke                   Law                               Vice President
Operating Officer               Executive Vice President,                                            Government Affairs
Vice Chairman -                 General Counsel and Secretary      Patrick F. X. Mulhearn
Telecommunications Group                                           Vice President                    Colson P. Turner
                                Jeffrey S. Rubin                   Public Relations                  Vice President and Treasurer
                                Executive Vice President and
                                Chief Financial Officer

Officers of Principal Operating Groups
NYNEX Telecommunications Group              NYNEX Worldwide Services                     NYNEX Mobile Communications Company
Richard A. Jalkut                           Group, Inc.                                  Alfred F. Boschulte
President and Chief Executive               Richard W. Blackburn                         President
Officer - New York                          Senior Vice President and
                                            Chief Operating Officer                      Michael A. Marino
Donald B. Reed                                                                           Executive Vice President and
President and Chief Executive               NYNEX CableComms Limited                     Chief Operating Officer
Officer - New England                       Eugene P. Connell
                                            President and                                NYNEX Network Systems Company
Arnold J. Eckelman                          Chief Executive Officer                      Joseph C. Farina
Executive Vice President and                                                             President
Chief Operating Officer -                   NYNEX Information Resources Company
New York                                    Matthew J. Stover                            NYNEX Credit Company
                                            President and                                Richard E. Lucey
Robert J. Thrasher                          Chief Executive Officer                      President
Executive Vice President and
Chief Quality Officer                                                                    NYNEX Trade Finance Company
                                                                                         Richard W. Frankenheimer
NYNEX Science & Technology, Inc.                                                         President
Casimir S. Skrzypczak
President

Share Owner Information

Corporate Headquarters:
NYNEX Corporation
1113 Westchester Avenue
White Plains, NY 10604
(914) 644-7600

Share Owner Services:
Inquiries on stock-related      From outside the continental       Investor Relations:               Independent Accountants:
matters including dividend      United States, call collect        Institutional investors,          Coopers & Lybrand
payments, stock transfers       on (617) 575-2407.                 financial analysts and            1301 Avenue of the Americas
and the NYNEX Share Owner       Hearing-impaired share owners      portfolio managers should         New York, NY 10019
Dividend Reinvestment and       with access to a                   direct questions to:              Stock Exchange Listings:
Stock Purchase Plan, as         Telecommunications Device for      Allen F. Pattee                   Boston Stock Exchange
well as requests for            the Deaf (TDD) may dial                                              Chicago Stock Exchange
Form 10-K reports for NYNEX     1 (800) 368-0328 toll free for     Corporate Director                New York Stock Exchange
and its telephone               account information.                                                 Pacific Stock Exchange
subsidiaries, should be                                            Investor Relations                Philadelphia Stock Exchange
directed to NYNEX's transfer    General Information:                                                 Amsterdam Stock Exchange
agent and registrar, The        If you have questions or           NYNEX Corporation                 Basel Stock Exchange
First National Bank             comments regarding NYNEX,                                            Geneva Stock Exchange
of Boston ("Bank of Boston"):   or would like to receive the       335 Madison Ave.                  The International Stock
NYNEX Corporation               NYNEX "1993 Profile and                                                Exchange, London
                                Statistics," additional copies     New York, NY 10017                Zurich Stock Exchange
c/o Bank of Boston              of the Summary Annual Report                                         Ticker Symbol: NYN
                                or the Summary Annual Report       (212) 370-7777
P.O. Box 9175                   on audio cassette, direct
                                your requests to:                  Governmental Relations:
Boston, MA 02205-9175
                                NYNEX Corporation                  NYNEX Government Affairs
1 (800) 358-1133
                                Share Owner Communications         1300 I Street, N.W.

                                1095 Avenue of the Americas        4th Floor West

                                29th floor                         Washington, DC 20005

                                New York, NY 10036                 (202) 336-7900
